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Exhibit 1.1

         This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stockbroker, trust company manager, bank manager, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are the subject of the Offer and it is an offence to claim otherwise.

The Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

November 18, 2005

INDUSTRIAL ALLIANCE INSURANCE AND
FINANCIAL SERVICES INC.
OFFER TO PURCHASE
all of the outstanding common shares of
CLARINGTON CORPORATION
on the basis of, at the election of each holder,
(a) Cdn.$14.25 in cash (the "Cash Alternative"); or
(b) that fraction of one Industrial Alliance Share (as defined below) as is equal to the Exchange Ratio (as defined herein) (the "Share Alternative"), or a combination of the foregoing, for each common share of Clarington Corporation subject, in the case of the Share Alternative, to proration as described below.

Industrial Alliance Insurance and Financial Services Inc. ("Industrial Alliance" or the "Offeror") hereby offers (the "Offer") to purchase all of the issued and outstanding common shares of Clarington Corporation ("Clarington") (the "Clarington Shares") other than any Clarington Shares owned directly or indirectly by the Offeror and including Clarington Shares that may become issued and outstanding after the date of the Offer upon the conversion, exchange or exercise of any securities of Clarington that are convertible into or exchangeable or exercisable for Clarington Shares.

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on December 28, 2005 unless extended or withdrawn (the "Expiry Time").

Each holder of Clarington Shares (a "Shareholder") may elect to receive either the Cash Alternative or the Share Alternative or a combination thereof in respect of all of the Shareholder's Clarington Shares deposited under the Offer. The total number of common shares of Industrial Alliance (the "Industrial Alliance Shares") for issuance under the Offer is limited to that number of Industrial Alliance Shares that is equal to 25% of the aggregate value of the Clarington Shares being purchased pursuant to the Offer with the share exchange ratio based upon the volume weighted average closing price of the Industrial Alliance Shares on the Toronto Stock Exchange (the "TSX") over the five (5) business days ending one business day prior to the Initial Expiry Date (as defined herein). The cash consideration available under the Offer is not limited by the number of Clarington Shares deposited to the Offer pursuant to the Cash Alternative. The price per Clarington Share is based on 14,798,240 fully diluted Clarington Shares assuming the exercise of all outstanding Clarington Options (as defined herein). The price per Clarington Share will be reduced if the number of outstanding fully diluted Clarington Shares is greater than this amount at the initial Take-Up Date (as defined herein), without the Offeror's consent. See Section 1 of the Offer to Purchase, "The Offer".

The Offer is conditional upon, among other things, there being validly deposited to the Offer, and not withdrawn at the Expiry Time, such number of Clarington Shares which, together with any Clarington Shares directly or indirectly owned by the Offeror, constitutes at least 66 2/3% of the Clarington Shares then outstanding. Subject to applicable Law (as defined in the Offer enclosed), the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Clarington Shares deposited to the Offer unless each of the conditions to the Offer is satisfied or, where permitted, waived by the Offeror at or before the Expiry Time. Each of the conditions of the Offer is set out in Section 5 of the Offer to Purchase, "Conditions of the Offer".

THE CLARINGTON BOARD HAS, AT A MEETING HELD ON NOVEMBER 6, 2005, UNANIMOUSLY DETERMINED THAT IT WOULD BE ADVISABLE AND IN THE BEST INTERESTS OF CLARINGTON FOR CLARINGTON'S BOARD TO RECOMMEND TO SHAREHOLDERS, OTHER THAN THE OFFEROR, THE ACCEPTANCE OF THE OFFER AND FOR CLARINGTON TO CO-OPERATE WITH THE OFFEROR AND TAKE ALL REASONABLE ACTIONS TO SUPPORT THE OFFER, SUBJECT TO THE PROVISIONS OF THE SUPPORT AGREEMENT BETWEEN CLARINGTON AND THE OFFEROR.

The Industrial Alliance Shares are listed on the TSX under the symbol "IAG" and the Clarington Shares are listed on the TSX under the symbol "CFI". The closing price on the TSX of the Industrial Alliance Shares on November 4, 2005, being the last trading day on the TSX prior to the Offeror's announcement of the Offer, was Cdn.$28.57. The volume-weighted average price on the TSX of the Clarington Shares for the 20 trading days ended November 4, 2005 was Cdn.$12.33. As of the date of announcement of the Offer, the Offer represents a premium of 15.8% over the volume-weighted average trading price of the Clarington Shares on the TSX for the 20 trading days ended November 4, 2005. For a discussion of risks and uncertainties you should consider in evaluating the Offer and ownership of Industrial Alliance Shares, see Section 6 of the Circular, "Risk Factors Relating to the Offer". Industrial Alliance has applied to the TSX to list the Industrial Alliance Shares to be issued to Shareholders in connection with the Offer.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Dealer Managers for the Offer are:

In Canada Scotia Capital Inc.	In the United States Scotia Capital (USA) Inc.

        Any Shareholder wishing to deposit all or any portion of his or her Clarington Shares under the Offer must properly complete and sign the accompanying Letter of Transmittal (printed on blue paper), or a properly completed and duly executed facsimile of the Letter of Transmittal, in accordance with the instructions provided therein and deliver it and all other required documents to Computershare Investor Services Inc., as depositary (the "Depositary"), and either deliver the certificates for such Clarington Shares to the Depositary according to the procedure set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance", or request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction on his or her behalf. Any Shareholder having Clarington Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if he or she desires to deposit such Clarington Shares. Any Shareholder who desires to deposit Clarington Shares and whose certificates for such Clarington Shares are not immediately available may deposit such Clarington Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance". No fees will be payable by a Shareholder for tendering Clarington Shares to the Depositary directly or through a broker or dealer that is a member of the Soliciting Dealer Group (as defined herein).

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The Offer is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference in this Offer and Circular have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

        Prospective investors should be aware that acquiring Industrial Alliance Shares may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States are not described herein.

        The enforcement by shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Industrial Alliance is incorporated under the laws of Québec, Canada, that some or all of its officers and directors may be residents of Canada, that one of the dealer managers for the Offer and all of the experts named herein may be residents of Canada, and that all or a substantial portion of the assets of Industrial Alliance and the above-mentioned persons may be located outside the United States.

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Industrial Alliance Shares offered pursuant to the Offer and Circular, or passed upon the accuracy or adequacy of this Offer and Circular. Any representation to the contrary is a criminal offense.

        Shareholders should be aware that, during the period of the Offer, Industrial Alliance or its affiliates, directly or indirectly, may bid for or make purchases of the Clarington Shares to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories. (See Section 12 of the Offer to Purchase, "Market Purchases".)

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for Clarington Shares and is not made for any options or other rights to acquire Clarington Shares. Any holder of such options or other rights to acquire Clarington Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the options or other rights in order to obtain certificates representing Clarington Shares that may be deposited in accordance with the terms of the Offer. If any holder of options to acquire Clarington Shares under the Clarington Stock Option Plan ("Clarington Options") does not exercise their options and deposit their Clarington Shares under the Offer prior to the Expiry Time, their Clarington Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise prices, subject to any amendments to the Clarington Option Plan that may be adopted following successful completion of the Offering. See Section 7 of the Circular, "Acquisition of Clarington Shares Not Deposited".

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        The Offer and Circular and some of the information incorporated by reference into the Offer and Circular contain forward-looking statements, including, but not limited to, certain statements contained under "Purpose of the Offer and Industrial Alliance's Plans for Clarington" and in Schedule 1 to the Circular, "Pro Forma Consolidated Financial Statements of Industrial Alliance". Often, but not always, forward looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Industrial Alliance to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

        Examples of such statements include, but are not limited to: (A) factors relating to the Offer and the results expected to be achieved from the successful completion of the Offer and the combination of mutual fund operations of Industrial Alliance and Clarington, including operating and other synergies and cost savings expected to be realized, and the timing thereof; the increased market capitalization, the improved cash flow and earnings of Industrial Alliance; statements regarding plans, objectives and expectations with respect to existing and future operations; statements regarding business and financial prospects; statements regarding anticipated financial or operating performance and cash flows; statements regarding possible divestitures; statements regarding strategies, objectives, goals and targets; and (B) factors relating to financial services, mutual funds and wealth management and the business, financial position, operations and prospects of Industrial Alliance, including (1) Industrial Alliance's strategies and plans; (2) Industrial Alliance's costs and expenses and assumptions relating thereto; (3) Industrial Alliance's debt-equity ratio and tangible net worth; (4) planned capital expenditures and tax payments; (5) the impact of changes in Canadian dollar-U.S. dollar and other exchange rates on Industrial Alliance's costs and the results of its operations; (6) Industrial Alliance's sales of financial and insurance products; (7) Industrial Alliance's productivity; (8) Industrial Alliance's sales organization and personnel requirements; and (9) business and economic conditions. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in the Offer and Circular.

        Such forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions in connection with the combination of the mutual fund operations of Industrial Alliance and Clarington or otherwise about: the ability of Industrial Alliance to successfully compete against financial services companies by creating through such a combination, mutual funds operations of an enterprise of increased scale; pre-tax operating and other synergies and cost savings, and other benefits being realized based on the achievement of operational efficiencies from restructuring, integration and other initiatives relating to the combination of the mutual fund operations of Industrial Alliance and Clarington (as described in further detail in Section 5 of the Circular, "Purpose of the Offer and Industrial Alliance's Plans for Clarington — Strategic Rationale for the Offer and Anticipated Benefits to be Realized"); the approvals or clearances required to be obtained by Industrial Alliance and Clarington from regulatory and other agencies and bodies being obtained in a timely manner; divestitures required by regulatory agencies being acceptable and completed in a timely manner; there being limited costs, difficulties or delays related to the integration of Clarington's mutual fund operations with those of Industrial Alliance; the timely completion of the steps required to be taken for the eventual combination of the mutual fund operations of Clarington with those of the Offeror; business and economic conditions generally; exchange rates and other anticipated and unanticipated costs and expenses; the continued availability of financing on appropriate terms market competition; the accuracy of anticipated tax benefits/charges; and Industrial Alliance's ongoing relations with its employees.

        While Industrial Alliance anticipates that subsequent events and developments may cause Industrial Alliance's views to change, Industrial Alliance specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing Industrial Alliance's views as of any date subsequent to the date of this Offer and Circular. Although Industrial Alliance has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not intended to represent a complete list of the factors that could affect the combination of mutual fund operations of Industrial Alliance and Clarington. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference into the Offer and Circular. See, for example, Section 6 of the Circular "Risk Factors Related to the Offer".

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, all references to "$" or "Cdn.$" or "dollars" in the Offer and Circular refer to Canadian dollars and references to "U.S.$" in the Offer and Circular refer to United States dollars. The Offeror's financial statements included and incorporated by reference into the Circular are reported in Canadian dollars and are prepared in accordance with Canadian GAAP.

        The financial statements included and incorporated by reference into the Circular are reported in Canadian dollars and are prepared in accordance with Canadian GAAP.

v

SUMMARY

        This summary highlights information more fully discussed elsewhere in the Offer and Circular. This summary is not intended to be complete and is qualified by reference to the more detailed information contained in the Offer and Circular. Shareholders are urged to read the Offer and Circular, including the documents incorporated by reference into the Offer and Circular and the consolidated pro forma financial statements and notes thereto, in their entirety.

The Offer

        The Offeror is offering to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Clarington Shares other than any Clarington Shares owned directly or indirectly by the Offeror and including Clarington Shares that may become issued and outstanding after the date of this Offer, but before the Expiry Time, upon the conversion, exchange or exercise of any securities of Clarington that are convertible into or exchangeable or exercisable for Clarington Shares, on the basis of, at the election of the Shareholder:

  (a)
  Cdn.$14.25 in cash in respect of each Clarington Share held (the "Cash Alternative"); or

  (b)
  that fraction of an Industrial Alliance Share as is equal to the Exchange Ratio in respect of each Clarington Share held (the "Share Alternative"),

  or a combination of the foregoing,

in each case, as elected by the Shareholder in the Letter of Transmittal, and, in the case of the Share Alternative, subject to proration as more fully described in Section 1 of the Offer to Purchase, "The Offer".

        The price per Clarington Share is based on 14,798,240 fully diluted Clarington Shares assuming the exercise of all outstanding Clarington Options. The price per Clarington Share will be reduced if the number of outstanding fully diluted Clarington Shares is greater than this amount at the initial Take-Up Date, without the Offeror's consent.

        Any Shareholder who fails to complete the Letter of Transmittal electing the Cash Alternative or who does not properly elect either the Cash Alternative, on the one hand, or the Share Alternative, on the other hand, with respect to any Clarington Shares deposited by such Shareholder pursuant to the Offer will be deemed to have elected the Cash Alternative and will be entitled to receive Cdn.$14.25 in cash as consideration for each of such Shareholder's Clarington Shares.

        Where, under the terms of the Offer, the consideration payable to any particular Shareholder in exchange for Clarington Shares is a combination of cash and Industrial Alliance Shares, the Offer is made on the basis that a fraction of each Clarington Share held by that Shareholder will be exchanged exclusively for cash and the remainder of each such Clarington Share will be exchanged exclusively for a fraction of an Industrial Alliance Share. In that circumstance, the fraction of each Clarington Share disposed of exclusively for a fraction of an Industrial Alliance Share will be equal to the fraction obtained by dividing the total fair market value of all of the Industrial Alliance Shares received by the Shareholder by the sum of the total fair market value of such Industrial Alliance Shares and the total amount of cash received by the Shareholder. The balance of each such Clarington Share will be disposed of for cash.

        The Offer is made only for Clarington Shares and is not made for any options or other rights to acquire Clarington Shares. Any holder of such options or other rights to acquire Clarington Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the options or other rights on a timely basis in order to obtain certificates representing Clarington Shares that may be deposited in accordance with the terms of the Offer.

        The cash consideration available under the Offer is not limited by the number of Clarington Shares deposited to the Offer pursuant to the Cash Alternative. The total number of Industrial Alliance Shares available for issuance under the Offer is limited to that number of Industrial Alliance Shares that is equal to 25% of the aggregate value of the Clarington Shares being purchased pursuant to the Offer with the share exchange ratio based upon the volume weighted average closing price of the Industrial Alliance Shares on the

TSX over the five (5) business days ending one business day prior to the Initial Expiry Date. Accordingly, in the case of the Share Alternative, the number of Industrial Alliance Shares issuable under the Offer will be prorated on each Take-Up Date as necessary to ensure that the total aggregate number of Industrial Alliance Shares issued under the Offer and in any Subsequent Acquisition Transaction or Compulsory Acquisition does not exceed this maximum aggregate amount and will be based on the number of Clarington Shares acquired in proportion to the number of Clarington Shares then outstanding.

Time for Acceptance

        The Offer is open for acceptance until 5:00 p.m. (Toronto time) on December 28, 2005, unless withdrawn by the Offeror, or until such other time and date as extended by the Offeror in accordance with the terms of the Support Agreement. The Expiry Time may be extended by the Offeror in its sole discretion as described in Section 7 of the Offer to Purchase, "Extension and Variation of the Offer".

Manner of Acceptance

        Shareholders may accept the Offer by delivering to the Depositary at any of the offices identified in the Letter of Transmittal and on the back cover of the Offer and Circular, so as to arrive there not later than the Expiry Time: (a) a Letter of Transmittal (printed on blue paper) in the form accompanying the Offer and Circular or a facsimile thereof properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; (b) the certificate(s) representing the Clarington Shares in respect of which the Offer is being accepted; and (c) all other documents required by the instructions set out in the Letter of Transmittal.

        If a Shareholder wishes to deposit Clarington Shares pursuant to the Offer and the certificates representing the Clarington Shares are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, those Clarington Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met: (a) the deposit is made by or through an Eligible Institution; (b) a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer and Circular or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and (c) the certificate(s) representing all deposited Clarington Shares together with a properly completed and duly executed Letter of Transmittal or a facsimile thereof, relating to such Clarington Shares, with signatures guaranteed if so required in accordance with the Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the date on which the Expiry Time occurs. No fees will be payable by a Shareholder for tendering Clarington Shares to the Depositary directly or through a broker or dealer that is a member of the Soliciting Dealer Group.

Right to Withdraw Deposited Shares

        Clarington Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Clarington Shares have been taken up by the Offeror pursuant to the Offer and in the other circumstances discussed in Section 4 of the Offer to Purchase, "Withdrawal Rights".

Conditions to the Offer

        The Offeror has the right to withdraw the Offer and to not take up and pay for, or extend the period of time during which the Offer is open and to postpone taking up and paying for, any Clarington Shares deposited under the Offer unless all of the conditions described in Section 5 of the Offer to Purchase, "Conditions of the Offer" are satisfied or waived by the Offeror at or prior to the Expiry Time. Those conditions include, among other things, there having been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Clarington Shares which, together with any Clarington Shares directly or indirectly owned by the Offeror, constitutes at least 66 2/3% of the Clarington Shares outstanding at the Expiry Time. Each of the conditions to the Offer is set forth in Section 5 of the Offer to Purchase, "Conditions of the Offer".

Payment for Deposited Shares

        Upon the terms and subject to the conditions of the Offer (including, without limitation, the conditions specified in Section 5 of the Offer to Purchase, "Conditions of the Offer"), the Offeror will take up Clarington Shares validly deposited under the Offer and not withdrawn pursuant to Section 4 of the Offer to Purchase, "Withdrawal Rights", not later than 10 calendar days after the Expiry Time and will pay for the Clarington Shares taken up as soon as possible, but in any event not later than three business days after taking up the Clarington Shares. Any Clarington Shares deposited under the Offer after the date on which the Offeror first takes up Clarington Shares will be taken up and paid for not later than 10 calendar days after such deposit. See Section 6 of the Offer to Purchase, "Take Up and Payment for Deposited Shares".

Industrial Alliance

        Founded in 1892, Industrial Alliance is a life and health insurance company that offers directly, or through other members of the Industrial Alliance Group, a wide range of life and health insurance products, savings and retirement plans, RRSPs, mutual and segregated funds, securities, auto and home insurance, mortgage loans and other financial products and services. The fifth largest life and health insurance company in Canada, Industrial Alliance is at the head of a large financial group — the Industrial Alliance Group — which has operations across Canada as well as in the Northwestern United States. Industrial Alliance insures over 1.7 million Canadians, employs more than 2,600 people and manages or administers approximately $32.4 billion in assets, including managing over $7.0 billion in segregated funds and over $1.2 billion in mutual funds. The Industrial Alliance Shares are listed on the TSX under the symbol "IAG". Industrial Alliance is among the 100 largest public companies in Canada. See Section 1 of the Circular, "Industrial Alliance Insurance and Financial Services Inc.".

Clarington

        Founded in 1995, Clarington is an independent wealth management company. Clarington, through its wholly-owned subsidiaries, Clarington Funds Inc. and Clarington Investments Inc. promotes, manages and distributes mutual funds and closed-end funds. Clarington reported on November 1, 2005 that it had approximately $4.2 billion of assets under management as at October 31, 2005. The Clarington Shares are listed on the TSX under the symbol "CFI". See Section 2 of the Circular, "Clarington".

Strategic Rationale for the Offer and Anticipated Benefits to be Realized

        Industrial Alliance believes that the combination of the mutual fund operations of Industrial Alliance and Clarington will create significant benefits and opportunities that will allow Industrial Alliance and Clarington to better serve their customers, provide them with enhanced financial and other resources and better compete in the financial services industry. Those benefits will include the following:

  Creates a Scale Player With More Than $10 billion in Retail Funds

  The combination of Industrial Alliance and Clarington will result in over $10.2 billion of combined mutual fund and segregated funds under management and more than 500,000 clients across Canada. The combined operations will have the scale to compete as a strong alternative in the current marketplace.

  Creates Cost Savings for both Shareholders and Mutual Fund Investors Alike

  It is anticipated that Industrial Alliance will use excess capacity and take advantage of its existing infrastructure to create cost synergies that benefits both shareholders and investors in Clarington mutual funds. It is expected that the benefits of combined scale will result in significant improvements to management expense ratios for Clarington mutual fund investors than would have been available to them as a stand-alone entity.

  Strengthened Operation with a National Presence

  Clarington's strong brand, product offering, and strong distribution capabilities in Ontario and Western Canada are well complemented by Industrial Alliance's balance sheet, affiliated dealer network, and strong Québec presence.

  Broadened Product Development Capabilities

  Industrial Alliance will continue Clarington's commitment to offer financial advisors and their clients innovative products of the highest quality, backed by industry leading levels of support.

        These benefits are based on various assumptions (see "Statements Regarding Forward-Looking Information" above) and are subject to various risks (see Section 6 of the Circular, "Risk Factors Related to the Offer").

Support Agreement

        On November 6, 2005 Industrial Alliance and Clarington entered into the Support Agreement. The Support Agreement sets forth, among other things, the terms and conditions upon which the Offer is to be made by Industrial Alliance. Pursuant to the Support Agreement, Clarington agreed to, among other things, a non-solicitation covenant and to support the Offer. See Section 4 of the Circular, "Background to the Offer — Support Agreement".

Lock-Up Agreements

        The Offeror and the Locked-up Shareholders entered into the Lock-Up Agreements, pursuant to which the Locked-Up Shareholders agreed to deposit pursuant to the Offer and not to withdraw 3,770,512 Clarington Shares or approximately 25% of the outstanding Clarington Shares exclusive of the Clarington Shares held by the Offeror except as discussed under Section 15 of the Circular, "Arrangements, Agreements or Understandings — Lock-Up Agreements".

Recommendation of Board of Directors of Clarington

        Clarington has confirmed in the Support Agreement that the Board of Directors of Clarington determined on November 6, 2005 to recommend to the Shareholders, other than the Offeror, the acceptance of the Offer and for Clarington to co-operate with the Offeror and to take all reasonable steps to support the Offer. The Board of Directors of Clarington has, at a meeting held on November 6, 2005, unanimously recommended that Shareholders accept the Offer, subject to the provisions of the Support Agreement. See Section 4 of the Circular. "Background to the Offer — Support Agreement".

Acquisition of Clarington Shares Not Deposited

        If the conditions of the Offer are satisfied or waived and Industrial Alliance takes up and pays for Clarington Shares validly deposited under the Offer, Industrial Alliance intends to take such action as is necessary, including under statutory rights of compulsory acquisition, or if such rights are not available, causing a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Clarington and Industrial Alliance, or an affiliate of Industrial Alliance, for the purpose of enabling Industrial Alliance or an affiliate of Industrial Alliance to acquire all Clarington Shares not acquired pursuant to the Offer. Industrial Alliance intends that the consideration offered per Clarington Share under any such subsequent acquisition transaction proposed by it would be the same consideration paid to Shareholders under the Offer. See Section 7 of the Circular, "Acquisition of Clarington Shares Not Deposited".

Risk Factors

        In assessing the Offer, Clarington Shareholders should carefully consider the risks described in Section 1 of the Circular, "Industrial Alliance Insurance and Financial Services Inc. — Risk Factors Concerning Industrial

Alliance", Section 6 of the Circular, "Risk Factors Related to the Offer" and the other information contained in, and incorporated by reference into, the Offer and the Circular. Additional risks and uncertainties, including those that Industrial Alliance does not know about now or that Industrial Alliance currently deems immaterial, may also adversely affect Industrial Alliance's business, including the proposed combination of mutual fund operations of Industrial Alliance and Clarington upon the successful completion of the Offer (including any Compulsory Acquisition or Subsequent Acquisition Transaction).

Certain Canadian Federal Income Tax Considerations

        A Shareholder who is resident in Canada for tax purposes and who holds the Clarington Shares as capital property will realize a capital gain, or capital loss, in respect of each Clarington Share (or fraction thereof) that is disposed of for cash to the extent that the amount of cash received for each such Clarington Share (or fraction thereof) exceeds, or is exceeded by, the sum of the adjusted cost base of such Clarington Share (or fraction thereof) to the Shareholder and any reasonable costs of disposition. Each Clarington Share (or fraction thereof) that is disposed of for a fraction of an Industrial Alliance Share generally will qualify for a tax deferred "rollover" under the Tax Act unless the Shareholder includes any portion of the capital gain or loss otherwise determined in respect of such Clarington Shares in computing the Shareholder's income for the taxation year in which the disposition occurs. Where, under the terms of the Offer, a Shareholder receives a combination of cash and Industrial Alliance Shares as consideration for Clarington Shares, that Shareholder will dispose of a fraction of each Clarington Share exclusively for cash and the remaining fraction of each Clarington Share exclusively for a fraction of an Industrial Alliance Share.

        Generally, Shareholders who are non-residents of Canada for the purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Clarington Shares to the Offeror under the Offer unless those shares constitute "taxable Canadian property" (within the meaning of the Tax Act) to such Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.

        Shareholders are urged to seek independent tax advice in respect of the consequences to them of the Offer. See the discussion in Section 20 of the Circular, "Certain Canadian Federal Income Tax Considerations".

Depositary

        Industrial Alliance has engaged Computershare Investor Services Inc. to act as Depositary for the receipt of certificates in respect of Clarington Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Clarington Shares purchased by Industrial Alliance pursuant to the Offer. The Depositary will receive reasonable and customary compensation from Industrial Alliance for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Industrial Alliance has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities laws, and expenses in connection with the Offer.

Financial Advisor, Dealer Managers and Soliciting Dealer Group

        Industrial Alliance has engaged the services of Scotia Capital Inc. to act as its financial advisor in connection with the Offer. In addition, the Offeror has engaged the services of Scotia Capital Inc. in Canada as dealer manager to solicit acceptances of the Offer in Canada and its registered broker dealer affiliate, Scotia Capital (USA) Inc. as dealer manager to solicit acceptances of the Offer in the United States. Scotia Capital Inc. intends to form a soliciting dealer group (the "Soliciting Dealer Group") comprised of members of the Investment Dealers Association of Canada and participating organizations and member firms of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer from persons who are resident in Canada.

SELECTED INDUSTRIAL ALLIANCE HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The selected historical consolidated financial information of Industrial Alliance presented below as at and for the year ended December 31, 2004 and as at and for the nine months ended September 30, 2005 was derived from and should be read in conjunction with the annual audited consolidated financial statements of Industrial Alliance as at and for the year ended December 31, 2004 and with the restated unaudited interim consolidated financial statements of Industrial Alliance as at and for the nine months ended September 30, 2005 which are incorporated by reference in the Offer and the Circular.

        The selected unaudited pro forma consolidated financial information set forth below should be read in conjunction with Industrial Alliance's unaudited pro forma consolidated financial statements and the accompanying notes thereto included in the Offer and Circular. The unaudited pro forma consolidated balance sheet as at September 30, 2005 has been prepared from the restated unaudited consolidated balance sheet of the Offeror as at September 30, 2005 and from the unaudited consolidated balance sheet of Clarington as at June 30, 2005 and gives pro forma effect to the successful completion of the Offer (including any Compulsory Acquisition or Subsequent Acquisition Transaction) as if the transactions occurred on September 30, 2005. The pro forma consolidated statements of income for the year ended December 31, 2004 and the nine months ended September 30, 2005 have been prepared, respectively, from the audited consolidated statements of income of the Offeror for the year ended December 31, 2004 and the restated unaudited interim consolidated statement of income of the Offeror for the nine months ended September 30, 2005 and from the audited consolidated statements of income of Clarington for the nine months ended September 30, 2004 and from the unaudited consolidated statement of income of Clarington for the three months ended December 31, 2004 and from the unaudited consolidated statement of income of Clarington for the nine months ended June 30, 2005 and gives pro forma effect to the successful completion of the Offer (including any Compulsory Acquisition or Subsequent Acquisition Transaction) as if the transactions occurred on January 1, 2004.

        The selected unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected therein occurred on the dates indicated. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from the unaudited pro forma information presented below. No attempt has been made to calculate or estimate any potential synergies between Industrial Alliance and Clarington.

	Nine Months Ended September 30, 2005
			Year Ended December 31, 2004
	As reported restated
		Pro forma	As reported	Pro forma
(in millions of Cdn.$)		(Unaudited)		(Unaudited)
Statement of Earnings Data
Revenues	$3,037.5	$3,092.6	$3,696.8	$3,753.8
Policy benefits and expenses	2,950.3	3,092.2	3,537.6	3,595.3
Net income	87.2	83.4	159.2	158.5
Earnings per share
– Basic	1.07	1.03	1.95	1.94
– Diluted	1.07	1.02	1.94	1.93

	As at September 30, 2005
	As reported restated	Pro forma
(in millions of Cdn.$)	(Unaudited)
Balance Sheet Data
Invested assets	$11,133.2	$10,873.0
Goodwill	126.5	329.2
Other assets	363.1	427.5
Total general fund assets	11,622.8	11,629.7
Segregated funds net assets	7,027.0	7,027.0
Policy liabilities	8,914.9	8,914.9
Total debt	310.1	310.1

Equity	1,277.6	1,277.6

        See Note 3 to the unaudited pro forma consolidated financial statements included in the Offer and Circular for the pro forma assumptions and adjustments given effect to in the foregoing selected pro forma consolidated financial information.

GLOSSARY

        In the Offer and Circular, unless the context otherwise requires, the following terms have the meanings set forth below.

        "affiliate" has the meaning given to it in the Securities Act (Ontario).

        "AMF" means the Autorité des marchés financiers (Québec).

        "associate" has the meaning given to it in the Securities Act (Ontario).

        "business day" means any day of the week other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Ontario, Canada.

        "Canadian GAAP" means Canadian generally accepted accounting principles.

        "Cash Alternative" has the meaning given to it in Section 1 of the Offer to Purchase, "The Offer".

        "CDS" means The Canadian Depositary for Securities Limited.

        "Circular" means the offering circular accompanying the Offer to Purchase.

        "Clarington" means Clarington Corporation, a corporation existing under the laws of Ontario, and where the context requires, its consolidated subsidiaries, incorporated units and divisions and joint ventures.

        "Clarington Option" means an option to purchase Clarington Shares granted under the Clarington Option Plan.

        "Clarington Option Plan" means, collectively, the stock option plans for officers and employees of Clarington.

        "Clarington Share" means, a common share in the capital of Clarington.

        "Closed-End Funds" mean, collectively, Clarington Diversified Income + Growth Fund and Focused 40 Income Fund.

        "Commissioner" means the Commissioner of Competition appointed under the Competition Act.

        "Competing Transaction" has the meaning given to it in Section 4 of the Circular, "Background to the Offer — Support Agreement — Covenants Regarding Non-Solicitation".

        "Competition Act" means the Competition Act (Canada), as amended.

        "Compulsory Acquisition" has the meaning given to it in Section 7 of the Circular, "Acquisition of Clarington Shares Not Deposited".

        "Dealer Managers" mean Scotia Capital Inc. in Canada, and Scotia Capital (USA) Inc. in the United States.

        "Depositary" means Computershare Investor Services Inc.

        "Deposited Shares" means Clarington Shares validly deposited and not withdrawn pursuant to the Offer.

        "Directors' Circular" means the Clarington directors' circular relating to the Offer.

        "Distributions" has the meaning given to it in Section 3 of the Offer to Purchase, "Manner of Acceptance — Dividends and Distributions".

        "Effective Date" means the date that is the earlier of (i) the Offeror having taken up and paid for Clarington Shares deposited under the Offer or abandoned the Offer; or (ii) the Support Agreement having been terminated pursuant to the terms of the Support Agreement.

        "Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of a Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the

United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers, Inc. or banks or trust companies in the United States.

        "Exchange Ratio" means, subject to adjustment in certain circumstances as described in Section 1 of the Offer to Purchase, "The Offer", the number, calculated to four decimal places, equal to the ascribed Offer price of $14.25 per Clarington Share divided by the Industrial Alliance Average Price.

        "Expiry Date" means December 28, 2005, or such other date as is set out in a notice of variation of the Offer issued at any time and from time to time accelerating or extending the period during which Clarington Shares may be deposited under the Offer.

        "Expiry Time" means 5:00 p.m. (Toronto time) on the Expiry Date or such other time as is set out in a notice of variation of the Offer issued at any time and from time to time.

        "Governmental Entity" means: (i) any supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing; (ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (iii) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing.

        "Industrial Alliance" means Industrial Alliance Insurance and Financial Services Inc., a corporation continued under Part 1A of the Québec Companies Act and existing under the laws of Québec and, where the context requires, its consolidated subsidiaries, incorporated units and divisions and joint ventures.

        "Industrial Alliance Average Price" means the volume weighted average closing price of the Industrial Alliance Shares on the TSX over the five (5) business days ending one business day prior to the Initial Expiry Date.

        "Industrial Alliance Share Consideration Number" means that number of Industrial Alliance Shares equal to the product of (i) the product of 14,298,240 or such other number that is equal to the maximum number of Clarington Shares outstanding on a fully diluted basis in the Initial Take-Up Date and 0.25; (ii) multiplied by $14.25, being the Offer Price, and (iii) divided by the number that is equal to the Industrial Alliance Average Price.

        "Initial Expiry Date" means the Expiry Date in effect, prior to any extension, immediately prior to the initial Take-Up Date.

        "Industrial Alliance Share" means a common share in the capital of Industrial Alliance.

        "Laws" means any applicable laws, including, without limitation, supranational, national, provincial, state, municipal and local civil, commercial, banking, securities, tax, personal and real property, security, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Entity.

        "Letter of Transmittal" means the letter of transmittal and election form in the form accompanying the Offer and Circular (printed on blue paper).

        "Limited Partnerships" means, collectively, Clarington Limited Partnership 1996 and Clarington Limited Partnership 1997.

        "Lock-Up Agreements" means, collectively, the lock-up agreements dated November 6, 2005 between Industrial Alliance and the Locked-up Shareholders as described in "Arrangements, Agreements, or Understandings — Lock-Up Agreements" in Section 15 of the Circular.

        "Locked-Up Shareholders" means, collectively, certain Shareholders who have entered into the Lock-Up Agreements as described in "Arrangements, Agreements, or Understandings — Lock-Up Agreements" in Section 15 of the Circular.

        "Material Adverse Change" means, when used in connection with a person, any change, effect, event, occurrence or change in the state of facts, that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of such person, its Subsidiaries and, with respect to Clarington and the Mutual Funds, taken as a whole, other than any change, effect, event, occurrence or change in the state of facts relating to: (i) general political, financial or economic conditions or the state of securities markets in general, including, without limitation, any reduction in major market indices; (ii) any change or changes in the trading price of the Clarington Shares; (iii) the mutual fund industry in general, and not specifically relating to Clarington or its Subsidiaries or the Mutual Funds; and (iv) changes in Canadian GAAP or regulatory accounting requirements applicable to the mutual fund industry generally.

        "Material Adverse Effect" means the effect of a Material Adverse Change.

        "Maximum Take-Up Date Share Consideration" means, in respect of a Take-Up Date, the number of Industrial Alliance Shares equal to the product obtained by multiplying (i) the Industrial Alliance Share Consideration Number by (ii) the quotient resulting when the aggregate number of Clarington Shares to be taken up on such Take-Up Date is divided by 14,298,240, being the aggregate number of Clarington Shares then outstanding on a fully diluted basis.

        "Minimum Tender Condition" means the condition that there has been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Clarington Shares which, together with any Clarington Shares directly or indirectly owned by the Offeror, constitutes at least 66 2/3% of the Clarington Shares then outstanding at the Expiry Time.

        "Mutual Funds" means the public mutual funds of which Clarington or one of its Subsidiaries is the manager and trustee, in each case of mutual fund trusts, and in respect of which Clarington or one of its Subsidiaries is the manager, in the case of mutual fund corporations.

        "Notice of Guaranteed Delivery" means the notice of guaranteed delivery accompanying the Offer and Circular (printed on green paper).

        "OBCA" means the Business Corporations Act (Ontario), as amended.

        "Offer" means the Offeror's offer to purchase the Clarington Shares made hereby, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

        "Offeror" means Industrial Alliance.

        "Offer and Circular" means the Offer to Purchase and the Circular, collectively.

        "Offer to Purchase" means the offer to purchase Clarington Shares as described herein.

        "Ontario Securities Act" means the Securities Act (Ontario), as amended, and the regulations and rules made thereunder.

        "OSC" means the Ontario Securities Commission.

        "person" means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status.

        "Québec Companies Act" means the Companies Act (Québec).

        "Regulation Q-27" means AMF Regulation Q-27 respecting Protection of Minority Securityholders in the Course of Certain Transactions.

        "Rule 61-501" means the Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions.

        "SEC" means the United States Securities and Exchange Commission.

        "Share Alternative" has the meaning given to it in Section 1 of the Offer to Purchase, "The Offer".

        "Shareholder" means a holder of Clarington Shares.

        "Soliciting Dealer Group" has the meaning given to it in Section 22 of the Circular, "Financial Advisor, Dealer Manager and Soliciting Dealer Group".

        "Subsequent Acquisition Transaction" has the meaning given to it in Section 7 of the Circular, "Acquisition of Clarington Shares Not Deposited".

        "Subsidiary" means a subsidiary as defined in the OBCA.

        "Support Agreement" means the agreement between Industrial Alliance and Clarington, dated November 6, 2005, providing, among other things, for the making of the Offer and the agreement of Clarington to support the Offer.

        "Take-Up Date" means a date upon which the Offeror takes up or acquires Clarington Shares pursuant to the Offer.

        "Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended.

        "trading day" means any day on which trading occurs on the TSX.

        "TSX" means the Toronto Stock Exchange.

        "U.S. Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended.

OFFER TO PURCHASE

November 18, 2005

TO: THE HOLDERS OF COMMON SHARES OF CLARINGTON

1.     The Offer

        The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Clarington Shares, other than any Clarington Shares owned directly or indirectly by the Offeror, and including Clarington Shares that may become issued and outstanding after the date of this Offer but before the Expiry Time upon the conversion, exchange or exercise of any securities of Clarington that are convertible into or exchangeable or exercisable for Clarington Shares, on the basis of, at the election of the Shareholder:

  (a)
  Cdn.$14.25 in cash in respect of each Clarington Share held (the "Cash Alternative"); or

  (b)
  that fraction of one Industrial Alliance Share as is equal to the Exchange Ratio, in respect of each Clarington Share held (the "Share Alternative"),

                or a combination of the foregoing,

in each case, as elected by the Clarington Shareholder in the applicable Letter of Transmittal, and subject, in the case of the Share Alternative, to pro ration as set out below.

        The price per Clarington Share is based on 14,798,240 fully diluted Clarington Shares assuming the exercise of all outstanding Clarington Options. The price per Clarington Share will be reduced accordingly if the number of outstanding fully diluted Clarington Shares is greater than this amount at the initial Take-Up Date, without the Offeror's consent.

        Any Shareholder who fails to complete the Letter of Transmittal electing the Cash Alternative or who does not properly elect either the Cash Alternative, on the one hand, or the Share Alternative, on the other hand, with respect to any Clarington Shares deposited by such Shareholder pursuant to the Offer will be deemed to have elected the Cash Alternative.

        The Offer is made only for Clarington Shares and is not made for any options to acquire Clarington Shares. Any holder of options to acquire Clarington Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the options on a timely basis in order to obtain certificates representing Clarington Shares that may be deposited in accordance with the terms of the Offer. Any such exercise must be made sufficiently in advance of the Expiry Date to ensure such holders that they will have certificates representing Clarington Shares available for deposit prior to the Expiry Date or in sufficient time to fully comply with the procedures referred to in Section 3 of this Offer to Purchase, "Manner of Acceptance — Procedure for Guaranteed Delivery".

        If any holder of Clarington Options does not exercise such options prior to the Expiry Time, their Clarington Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise prices, subject to any amendments to the Clarington Option Plan that may be adopted following the successful completion of the Offer.

        The cash consideration available under the Offer is not subject to limitation or pro-ration based on the number of Clarington Shares deposited to the Offer pursuant to the Cash Alternative. However, the maximum number of Industrial Alliance Shares issuable under the Offer pursuant to the Share Alternative should not exceed that number of Industrial Alliance Shares that is equal to 25% of the aggregate value of the Clarington Shares being purchased with the share exchange ratio based upon the volume weighted average closing price of the Industrial Alliance Shares on the TSX over the five (5) business days ending one (1) business day prior to the Initial Expiry Date. The consideration payable under the Offer, pursuant to the Share Alternative, will be pro rated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any Subsequent Acquisition Transaction or Compulsory Acquisition does not exceed this maximum aggregate amount and will be based on the number of Clarington Shares acquired in proportion to the number of Clarington Shares then outstanding. The actual consideration to be received by a Shareholder will be determined in accordance with the following:

  (a)
  the aggregate number of Industrial Alliance Shares that the Offeror will issue as consideration for all Clarington Shares acquired on any Take-Up Date shall not exceed the Maximum Take-Up Date Share Consideration;

  (b)
  if, on any Take-Up Date, the number of Industrial Alliance Shares that would otherwise be issuable to Shareholders who elect the Share Alternative in respect of their Clarington Shares to be taken up on such Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, then the amount of consideration to be paid to a Shareholder that elects the Share Alternative shall be such Shareholder's pro rata share of the Maximum Take-Up Date Share Consideration; and;

  (c)
  a Shareholder who is prorated in accordance with (b) above shall have deemed to elected and shall receive the Cash Alternative for any remaining consideration due under the Offer.

        For greater certainty, unless a Shareholder elects to receive only cash in consideration for Clarington Shares, in all circumstances, a Shareholder may receive a combination of cash and Industrial Alliance Shares in respect of each whole Clarington Share deposited under the Offer.

        Fractional Industrial Alliance Shares will not be issued in connection with the Offer. Where a Shareholder is to receive Industrial Alliance Shares as consideration under the Offer and the aggregate number of Industrial Alliance Shares to be issued to such Shareholder would result in a fraction of an Industrial Alliance Share being issuable, the number of Industrial Alliance Shares to be received by such Shareholder will be rounded down and the amount of cash to be received by such Shareholder will correspondingly be increased such that the Maximum Take-Up Date Share Consideration is issued in respect of Clarington Shares taken up on such Take-Up Date.

        Where, under the terms of the Offer, the consideration payable to any particular Shareholder in exchange for Clarington Shares is a combination of cash and Industrial Alliance Shares, the Offer is made on the basis that a fraction of each Clarington Share held by that Shareholder will be exchanged exclusively for cash and the remainder of each such Clarington Share will be exchanged exclusively for a fraction of an Industrial Alliance Share. In that circumstance, the fraction of each Clarington Share disposed of exclusively for a fraction of an Industrial Alliance Share will be equal to the fraction obtained by dividing the total fair market value of all of the Industrial Alliance Shares received by the Shareholder by the sum of the total fair market value of such Industrial Alliance Shares and the total amount of cash received by the Shareholder. The balance of each such Clarington Share will be disposed of for cash. This basis is intended to accommodate a partial tax deferred rollover to such Shareholders. See "Certain Canadian Federal Income Tax Considerations" in the Circular.

        The Offer is made only for Clarington Shares and is not made for any options or other rights to purchase Clarington Shares.

        The accompanying Circular, which is incorporated into and forms part of the Offer, and the Letter of Transmittal and the Notice of Guaranteed Delivery contain important information that should be read carefully before making a decision with respect to the Offer.

2.     Time for Acceptance

        The Offer is open for acceptance until 5:00 p.m. (Toronto time) on December 28, 2005, unless withdrawn by the Offeror, or until such other time and date as extended by the Offeror or accelerated in accordance with the terms of the Support Agreement. The Expiry Time may be extended by the Offeror in its sole discretion as described in Section 7 of this Offer to Purchase, "Extension and Variation of the Offer".

3.     Manner of Acceptance

Letter of Transmittal

        The Offer may be accepted by delivering the following documents to the Depositary at any of the offices identified on the Letter of Transmittal and on the back cover of the Offer and Circular, so as to arrive there not later than the Expiry Time:

  (a)
  a Letter of Transmittal (printed on blue paper) in the form accompanying the Offer and Circular or a facsimile thereof properly completed and duly executed as required by the instructions set out in the Letter of Transmittal;

  (b)
  the certificate(s) representing the Clarington Shares in respect of which the Offer is being accepted; and

  (c)
  all other documents required by the instructions set out in Letter of Transmittal.

        Participants of CDS should contact the Depositary with respect to the deposit of their Clarington Shares under the Offer. CDS will be issuing instructions to its participants as to the method of depositing such Clarington Shares under the terms of the Offer. No fee or commission will be payable by Shareholders who deposit their Clarington Shares pursuant to the Offer directly to the Depositary or who make use of the facilities of a member of the Soliciting Dealer Group to accept the Offer.

Currency of Payment

        The cash payable under the Offer, including all cash consideration under the Cash Alternative, the cash portion of the consideration that may be payable under the Share Alternative and the cash payable in lieu of fractional Industrial Alliance Shares otherwise issuable under the Share Alternative, will be denominated in Canadian dollars.

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal if:

  (a)
  the Letter of Transmittal is signed by the registered owner of the Clarington Shares exactly as the name of the registered holder appears on the Clarington Share certificate deposited therewith, and the cash payable and/or the certificates for Industrial Alliance Shares issuable, in each case under the Offer, are to be delivered directly to such registered holder, or

  (b)
  Clarington Shares are deposited for the account of an Eligible Institution.

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Clarington Shares is registered in the name of a person other than the signatory of a Letter of Transmittal or if the cash payable and/or certificates for the Industrial Alliance Shares issuable are to be delivered to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Method of Delivery

        The method of delivery of Clarington Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates for Clarington Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended, and it is suggested that the mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary on or prior to such time. Delivery will only be effective upon actual receipt of certificates for such Clarington Shares by the Depositary.

        A Shareholder who wishes to deposit Clarington Shares under the Offer and whose certificate is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Clarington Shares under the Offer.

Procedure for Guaranteed Delivery

        If a Shareholder wishes to deposit Clarington Shares pursuant to the Offer and the certificates representing the Clarington Shares are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, those Clarington Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

  (a)
  the deposit is made by or through an Eligible Institution;

  (b)
  a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer and Circular or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

  (c)
  the certificate(s) representing all deposited Clarington Shares, together with a properly completed and duly executed Letter of Transmittal or a facsimile thereof, relating to such Clarington Shares, with signatures guaranteed if so required in accordance with the Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the date on which the Expiry Time occurs.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Toronto office of the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Determination of Validity

        All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any deposit of Clarington Shares will be determined by the Offeror, in its sole discretion, which determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any and all deposits of Clarington Shares determined by it not to be in proper form, or the acceptance for exchange of Industrial Alliance Shares and/or payment of cash in respect of which may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the absolute right to waive (i) any of the conditions of the Offer, or (ii) any defect or irregularity in any deposit of Clarington Shares. No deposit of Clarington Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Offeror, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

        Under no circumstances will any amount be paid by the Offeror or the Depositary by reason of any delay in exchanging any Clarington Shares or in making payments for Clarington Shares or in lieu of fractional Industrial Alliance Shares to any person on account of Clarington Shares accepted for exchange or payment pursuant to the Offer.

Dividends and Distributions

        Subject to the terms and conditions of the Offer and subject, in particular, to Clarington Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Clarington Shares covered by the Letter of Transmittal delivered to the Depositary (the "Deposited Shares") and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, "Distributions").

Power of Attorney

        An executed Letter of Transmittal irrevocably appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Shares covered by the Letter of Transmittal (which shares upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the "Purchased Securities"), certain officers of the Offeror and any other person designated by the Offeror in writing (each an "Appointee") as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution, of the depositing Shareholder with respect to the Purchased Securities. The Letter of Transmittal authorizes an Appointee, in the name and on behalf of such Shareholder (a) to register or record the transfer of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of Clarington; (b) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, and to designate in such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Clarington; and (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder.

        A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Clarington and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and agrees to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

        A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

Formation of Agreement

        The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the Offeror taking up Clarington Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that (i) the person signing the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Distributions being deposited to the Offer, (ii) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other person, (iii) the deposit of the Deposited Shares and Distributions complies with applicable Laws, and (iv) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, all deposits of Clarington Shares to the Offer will be irrevocable. Unless otherwise required or permitted by applicable Laws, any Clarington Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

  (a)
  at any time before the Clarington Shares have been taken up by the Offeror pursuant to the Offer;

  (b)
  if the Clarington Shares have not been paid for by the Offeror within three business days after having been taken up; or

  (c)
  at any time before the expiration of 10 days from the date upon which either:

  (i)
  a notice of change relating to a change in the information contained in the Offer, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Industrial Alliance Shares), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

  (ii)
  a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Clarington Shares where the Expiry Time is not extended for more than 10 days);

    is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Shares have not been taken up by the Offeror at the date of the notice.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Clarington Shares. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Clarington Shares to be withdrawn, and (ii) specify the number of Clarington Shares to be withdrawn, the name of the registered holder and the certificate number shown on each Clarington Share to be withdrawn. No signature guarantee is required on a notice of withdrawal if the notice of withdrawal is signed by the registered holder of the Clarington Shares exactly as the name of the registered holder appears on the certificate representing Clarington Shares deposited with the Letter of Transmittal or if the Clarington Shares were deposited for the account of an Eligible Institution. In all other cases, the signature on a notice of withdrawal must be guaranteed by an Eligible Institution. The withdrawal will take effect upon actual receipt by the Depositary of the properly completed notice of withdrawal. A withdrawal of Clarington Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

        All questions as to form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There will be no duty or obligation on the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

        Withdrawals may not be rescinded and any Clarington Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer. However, withdrawn Clarington Shares may be re-deposited at any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 3 of this Offer to Purchase, "Manner of Acceptance".

        If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or exchanging the Clarington Shares or is unable to take up or exchange Clarington Shares for any reason, then, without prejudice to the Offeror's other rights under the Offer, the Depositary may, subject to applicable Law, retain on behalf of the Offeror all Deposited Shares and Distributions, and such Clarington Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section or pursuant to applicable Law.

5.     Conditions of the Offer

        The Offeror shall have the right to withdraw the Offer and to not take up and pay for, or extend the period of time during which the Offer is open and to postpone taking up and paying for, any Clarington Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

  (a)
  the Minimum Tender Condition;

  (b)
  (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or Person (as defined below) in Canada, the United States or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

  (A)
  to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to the Offeror of the Clarington Shares or the right of the Offeror to own or exercise full rights of ownership of the Clarington Shares; or

  (B)
  which, if the Offer were consummated, would constitute a Material Adverse Effect with respect to Clarington and its Subsidiaries considered as a whole;

  (c)
  there shall not have occurred any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, licences, permits, rights, privileges or liabilities, whether contractual or otherwise, of Clarington which, in the sole judgment of Offeror, constitutes a Material Adverse Change or may be considered to have a Material Adverse Effect with respect to Clarington and its Subsidiaries considered as a whole;

  (d)
  there exists no prohibition at law against the Offeror making the Offer or taking up and paying for the Clarington Shares under the Offer;

  (e)
  all approvals, permits, licences or similar authorizations from any Person (as defined below) shall have been obtained on terms satisfactory to the Offeror, in its sole discretion;

  (f)
  without limiting the scope of the condition in paragraph (e), any applicable statutory waiting periods under the Competition Act shall have expired or otherwise been terminated or satisfied and the Commissioner of Competition shall not have communicated to the Offeror an intention to apply to the Competition Tribunal under the Competition Act to prohibit the Offer from proceeding or to require the Offeror to dispose of any Clarington Shares or assets acquired pursuant to the Offer;

  (g)
  since October 28, 2005, Clarington and its affiliates and associates shall not have taken any action, or disclosed any previously undisclosed action taken by them, relating to (i) any issuance of securities or options to purchase securities (other than Clarington Shares issued on the exercise of previously outstanding stock options), (ii) any payments of dividends or other distributions to the holders of Clarington Shares, (iii) any agreement or understanding involving the sale, disposition of or other dealing with the businesses or assets of Clarington or its Subsidiaries, or any part thereof or interest therein or relating to Clarington's right to manage, operate or control the conduct of its business or any part thereof, (iv) any material change in its capitalization (including, but not limited to, any material increase in the amount or maturity of its consolidated borrowings) other than in the ordinary course of business or any conversion of short term borrowings to long term borrowings; (v) any material capital expenditures, except in the ordinary course of its business; (vi) any release or relinquishment not in the ordinary course of business of any material contractual rights; or (vii) agreeing or committing to the guarantee of payment of any material indebtedness other than in the ordinary course of business and consistent with past practice;

  (h)
  there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, licences, permits, rights, privileges or liabilities, whether contractual or otherwise, of Clarington or any of its Subsidiaries, which is or may be considered to have a Material Adverse Effect with respect to Clarington and its Subsidiaries, taken as a whole;

  (i)
  none of the following shall exist or shall have occurred (which has not been cured or waived), or shall be threatened:

  (i)
  any material right, franchise or licence of Clarington or of any of its Subsidiaries has been impaired or otherwise constitutes a Material Adverse Effect with respect to Clarington and its Subsidiaries, taken as a whole; or

  (ii)
  any covenant, term or condition in any of the instruments or agreements to which any of Clarington or its Subsidiaries is a party or to which they or any of their assets are subject that is or may constitute a Material Adverse Effect with respect to Clarington and its Subsidiaries, taken as a whole (including, but not limited to, any default that might ensue as a result of the Offeror taking up and paying for Clarington Shares deposited under the Offer);

  (j)
  there shall have not occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, inquiry or other occurrence of any nature whatsoever which materially adversely affects or involves, or may materially adversely affect or involve, the financial markets in Canada;

  (k)
  the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of any one or more of Clarington, the Mutual Funds, the Closed-End Funds and the Limited Partnerships with the OSC or any other regulatory authority in Canada or elsewhere, including without limitation, any annual report, financial statements, material change report, press release or management proxy circular or in any document so filed or released by Clarington to the public; and

  (l)
  there shall not have occurred any breach of any of the terms of the Support Agreement or the material terms of the Lock-Up Agreements or any termination of such agreements pursuant to its terms and the representations and warranties in such agreements shall be true and correct in all material respects.

        Where referred to in the foregoing conditions, the term "Person" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any governmental agency or any other entity recognized by law.

        The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such assertion, including any action or inaction by the Offeror.

The Offeror, in its sole discretion, may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which the Offeror may have, save and except for the Minimum Tender Condition which must be equal to or greater than 50.1% of the Clarington Shares pursuant to the Support Agreement. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

6.     Take Up of and Payment for Deposited Shares

        Upon the terms and subject to the conditions of the Offer (including, without limitation, the conditions specified in Section 5 of this Offer to Purchase, "Conditions of the Offer"), the Offeror will take up Clarington Shares validly deposited under the Offer and not withdrawn pursuant to Section 4 of this Offer to Purchase, "Withdrawal Rights", not later than 10 calendar days after the Expiry Time and will pay for the Clarington Shares taken up as soon as possible, but in any event not later than three business days after taking up the Clarington Shares. Any Clarington Shares deposited under the Offer after the date on which the Offeror first takes up Clarington Shares will be taken up and paid for not later than 10 calendar days after such deposit.

        Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Clarington Shares or to terminate the Offer and not take up or pay for any Clarington Shares pursuant to the Offer if any condition of the Offer is not satisfied or waived by the Offeror, in whole or in part, by giving notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Clarington Shares in order to comply, in whole or in part, with any applicable law.

        For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Clarington Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary of its acceptance for payment of such Deposited Shares pursuant to the Offer at its principal office in Toronto.

        The Offeror will pay for Clarington Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient certificates representing the Industrial Alliance Shares and sufficient funds (by bank transfer or other means satisfactory to the Depositary), in each case for transmittal to Shareholders subject to the maximum amounts. The Depositary will act as the agent of persons who have deposited Clarington Shares in acceptance of the Offer for the purpose of receiving cash payment and/or Industrial Alliance Share certificates, as the case may be, from the Offeror and transmitting such cash payment and/or Industrial Alliance Share certificates, as the case may be, to such persons, and receipt thereof by the Depositary will be deemed to constitute receipt thereof by persons depositing Clarington Shares pursuant to the Offer. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Clarington Shares on the purchase price of Clarington Shares purchased by the Offeror, regardless of any delay in making such payment.

        Settlement with each Shareholder who has validly deposited and not withdrawn his or her Clarington Shares will be made by the Depositary forwarding a cheque payable in Canadian funds representing the cash consideration and/or share certificates representing the Industrial Alliance Shares to which such Shareholder is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque and/or share certificate will be issued in the name of the registered holder of deposited Clarington Shares. Unless the person depositing Clarington Shares instructs the Depositary to hold the cheque and/or share certificate for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque and/or share certificate will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified, cheques and/or share certificates will be forwarded to the address of the Shareholder as shown on the Clarington Share register maintained by or en behalf of Clarington. Cheques and/or share certificates mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

        If any deposited Clarington Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Clarington Shares than are deposited, certificates for unpurchased Clarington Shares will be returned, at the Offeror's expense, to the depositing

Shareholder as soon as is practicable following the Expiry Time or withdrawal and early termination of the Offer. Unless otherwise directed in the Letter of Transmittal, certificates representing unpurchased Clarington Shares will be forwarded to the address of the registered holder as shown on the securities register maintained by Clarington.

        Shareholders depositing Clarington Shares will not be required to pay any fees or commissions if they accept the Offer by transmitting their Clarington Shares directly to the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

7.     Extension and Variation of the Offer

        The Offer is open for acceptance up to and including, but not after, the Expiry Time, unless the Offer is withdrawn or is extended by the Offeror.

        The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance, to extend in accordance with the terms of the Support Agreement, the Expiry Time or to vary the Offer by giving written or oral notice to be confirmed in writing of extension or variation to the Depositary at its principal office in Toronto and by causing the Depositary to provide, where required by law, as soon as practicable thereafter, a copy of such notice in the manner set forth in Section 10 of this Offer to Purchase, "Notices and Delivery", to all Shareholders whose Clarington Shares have not been taken up prior to the extension or variation. The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation and provide, or cause to be provided, a copy of the notice thereof to the TSX and the applicable securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

        If the terms of the Offer are varied, the period during which Clarington Shares may be deposited pursuant to the Offer will not expire before 10 calendar days after the notice of such variation has been given to Shareholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities.

        If on or before the Expiry Time, or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect a decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror unless it is a change in a material fact relating to the Industrial Alliance Shares), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 10 of this Offer to Purchase, "Notices and Delivery", to all Shareholders whose Clarington Shares have not been taken up under the Offer at the date of the occurrence of the change. As soon as possible after giving notice of a change in information to the Depositary, the Offeror will make a public announcement of the change in information and provide a copy of the notice thereof to the TSX and the applicable regulatory authorities. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

        During any such extension or in the event of any variation, all Clarington Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for payment by the Offeror in accordance with the terms of the Offer, subject to Section 4 of this Offer to Purchase, "Withdrawal Rights". An extension of the Expiry Time, a variation of the Offer or a change in information does not constitute a waiver by the Offeror of its rights under Section 5 of the Offer to Purchase, "Conditions of the Offer".

        Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer have been complied with, except those waived by the Offeror, unless the Offeror first takes up and pays for all Deposited Shares. If, prior to the Expiry Time, a variation in the terms of the Offer increases the consideration offered to Shareholders by the Offeror in its sole discretion, such increase will be applicable to all Shareholders whose Clarington Shares are taken up pursuant to the Offer.

8.     Return of Deposited Clarington Shares

        Any Deposited Shares not taken up and paid for or exchanged, as the case may be, by the Offeror will be returned at the Offeror's expense promptly after the Expiry Time or termination of the Offer. Such Deposited Shares (and other relevant documents) will be forwarded by first class mail in the name and to the address specified in the Letter of Transmittal, unless the person who deposited the Clarington Shares instructs the Offeror to hold the cheques and/or the Clarington Shares for pick-up by checking the appropriate box in the Letter of Transmittal. If no address is specified therein, Clarington Shares will be forwarded to the address shown on the register maintained in respect of the Clarington Shares.

9.     Mail Service Interruption

        Notwithstanding the provisions of the Offer and Circular and the Letter of Transmittal, cheques, share certificates for Industrial Alliance Shares and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates for Industrial Alliance Shares and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the Deposited Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any such determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination. Notwithstanding Section 6 of this Offer to Purchase, "Take Up of and Payment for Deposited Shares", cheques, share certificates for Industrial Alliance Shares or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.   Notices and Delivery

        Without limiting any other lawful means of giving notice, any notice to be given by the Offeror to the Depositary pursuant to the Offer will be deemed to have been properly given to registered holders of Clarington Shares if it is in writing and is mailed by first class mail, postage prepaid, to registered Shareholders at their respective addresses as shown on the share register maintained by or on behalf of Clarington in respect of the Clarington Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, "business day" means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada or the United States following mailing. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX for dissemination through their facilities, (ii) it is published once in the National Edition of The Globe and Mail or the National Post, or (iii) it is given to the Canada News Wire Service.

        The Offer and Circular and the Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of Clarington Shares or made available in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Clarington Shares (and securities convertible into or exchangeable or exercisable for Clarington Shares) when such list or listing is received.

        Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

11.   Adjustments; Liens

        If, on or after the date of the Offer, Clarington should divide, combine, reclassify, consolidate, convert or otherwise change any of the Clarington Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 5 of this Offer to Purchase, "Conditions of the Offer", make such adjustments as it deems appropriate to the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefore) to reflect such division, combination, reclassification, consolidation, conversion or other change.

        Clarington Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after date of Offer on or in respect of the Clarington Shares, whether or not separated from the Clarington Shares, but subject to any Clarington Shares being validly withdrawn by or on behalf of a depositing Shareholder. If, on or after the date of the Offer, Clarington should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Clarington Shares, which is or are payable or distributable to Shareholders of record on a date prior to the transfer into the name of the Offeror or its nominees or transferees on the securities register maintained by or on behalf of Clarington in respect of Clarington Shares, then (a) in the case of any such cash dividend, distribution or payment that does not exceed the cash consideration per Clarington Share, the cash consideration payable per Clarington Share pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; and (b) in the case of any such cash dividend, distribution or payment that exceeds the cash consideration per Clarington Share, or in the case of any other dividend, distribution, payment, right or other interest, the whole of any such dividend, distribution, payment, right or other interest will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of cash and share consideration payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed in Section 20 of the Circular, "Certain Canadian Federal Income Tax Considerations".

12.   Market Purchases

        The Offeror reserves the right to, and may, acquire, or cause an affiliate to acquire, beneficial ownership of Clarington Shares or securities convertible into or exercisable or exchangeable for Clarington Shares by making purchases through the facilities of the TSX, subject to applicable law, at any time prior to the Expiry Time. In no event will the Offeror make any such purchases of Clarington Shares until the third business day following the date of the Offer. The aggregate number of Clarington Shares acquired by the Offeror through the facilities of the TSX during the course of the Offer shall not exceed 5% of the outstanding Clarington Shares as of the date of the Offer, and the Offeror will issue and file a news release forthwith after the close of business of the TSX on each day on which such Clarington Shares or securities convertible into Clarington Shares have been purchased. If the Offeror purchases Clarington Shares through the facilities of the TSX while the Offer is outstanding, the Clarington Shares so purchased shall be counted in any determination as to whether the Minimum Tender Condition has been fulfilled.

        Subject to applicable Laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Clarington Shares taken up and paid for under the Offer although the Offeror has no current intention to do so.

13.   Other Terms of the Offer

  (a)
  The Offer and all contracts resulting from acceptance of the Offer will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

  (b)
  The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Clarington Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligation under the Offer and will in no way prejudice the rights of persons depositing Clarington Shares to receive payment for Clarington Shares validly deposited and accepted for payment pursuant to the Offer.

  (c)
  The provisions of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

  (d)
  The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

  (e)
  The Offeror, in its sole discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer and the validity of any acceptance of the Offer, the validity of any deposit of Clarington Shares and the validity of any withdrawals of Clarington Shares.

  (f)
  No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Offeror other than as contained herein or in the accompanying Circular, and if any such information or representation is given or made, it must not be relied upon as having been authorized by the Offeror.

        The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

DATED: November 18, 2005.

INDUSTRIAL ALLIANCE INSURANCE
AND FINANCIAL SERVICES INC.

YVON CHAREST
President and Chief Executive Officer

CIRCULAR

        This Circular is furnished in connection with the accompanying Offer to Purchase dated November 18, 2005 by the Offeror to purchase all of the issued and outstanding Clarington Shares (including Clarington Shares that may become issued and outstanding after the date of this Offer upon the conversion, exchange or exercise of any securities of Clarington that are convertible into or exchangeable or exercisable for Clarington Shares). The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders are urged to refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. Defined terms used in the Offer to Purchase are used in this Circular with the same meaning unless the context otherwise requires.

        Except as otherwise indicated, the information concerning Clarington contained in the Offer to Purchase and this Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, and other public sources. Although Industrial Alliance has no knowledge that would indicate any statements contained herein relating to Clarington taken from or based upon such documents and records are untrue or incomplete, neither Industrial Alliance nor any of its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Clarington taken from or based upon such documents or records, or for any failure by Clarington to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Industrial Alliance.

1.     Industrial Alliance Insurance and Financial Services Inc.

        Industrial Alliance is a life and health insurance company that offers a wide range of insurance products and financial services. The fifth largest life and health insurance company in Canada, Industrial Alliance is at the head of a large financial group, the Industrial Alliance Group, which has operations across Canada as well as in the Northwestern United States. The company insures over 1.7 million Canadians, employs more than 2,600 people and manages or administers more than $32.4 billion in assets, including managing over $7.0 billion in segregated funds and $1.2 billion in mutual funds. Industrial Alliance distributes its wealth management products and services through both a dedicated sales force of 1,400 representatives and a broad network of independent representatives, including those employed with leading mutual fund and securities firms within the Industrial Alliance group of companies.

        Industrial Alliance operates in four primary sectors:

        Two sectors that address the needs of individual consumers:

  •
  Individual insurance

  •
  Individual annuities

        Two sectors that address the needs of businesses and groups:

  •
  Group insurance

  •
  Group pensions

        These four sectors embody the main activities of Industrial Alliance. These are "traditional" sectors, those in which it has pursued growth and conducted activities for decades.

        Over the last few years, new activities have been added to Industrial Alliance's core activities in order to enhance the range of products and services offered by Industrial Alliance directly or through members of the Industrial Alliance Group: auto and home insurance, mutual funds, investment management, securities and trust services. These new activities are conducted by Industrial Alliance's subsidiary companies.

        Industrial Alliance (formerly, "Industrial-Alliance Life Insurance Company", or its French version, L'Industrielle-Alliance Compagnie d'Assurance sur la Vie") is a capital stock life insurance company resulting from its conversion from a mutual life insurance company into a capital stock life insurance company on February 10, 2000. The mutual life insurance company itself resulted from the amalgamation, in 1987, of

Industrial Life Insurance Company, founded in 1905, and Alliance Mutual Life Insurance Company, founded in 1892. In 1996, the mutual life insurance company amalgamated with The Solidarity Life Insurance Company.

        On June 11, 2003, Industrial Alliance was continued under Part 1A of the Québec Companies Act pursuant to Articles of Continuance. As part of its continuance, Industrial Alliance changed its name to "Industrial Alliance Insurance and Financial Services Inc.", and its French version to "Industrielle Alliance, Assurance et services financiers inc.", and reorganized its share capital. Industrial Alliance is governed by the An Act Respecting Insurance, Part 1A of the Québec Companies Act and An Act respecting Industrial-Alliance, Life Insurance Company (Québec).

        Industrial Alliance's head office is located at 1080 Saint-Louis Road in Sillery, Québec G1K 7M3.

Documents Incorporated by Reference

        The following documents of Industrial Alliance have been filed with the securities regulatory authority in each of the provinces and territories of Canada, and are specifically incorporated by reference into, and form an integral part of, the Circular:

  (a)
  Annual Information Form dated March 28, 2005 for the year ended December 31, 2004;

  (b)
  restated interim unaudited consolidated comparative financial statements as at and for the three and nine-month periods ended September 30, 2005 and 2004;

  (c)
  restated management's discussion and analysis of financial condition and results of operations for the three and nine-month periods ended September 30, 2005;

  (d)
  audited comparative consolidated financial statements as at and for the year ended December 31, 2004 and the auditor's report thereon and the report of the appointed actuary;

  (e)
  management's discussion and analysis of results of operations and financial position for the year ended December 31, 2004; and

  (f)
  proxy circular and statement dated March 14, 2005 in connection with the annual and special meeting of shareholders held on May 4, 2005 (excluding the sections entitled "Report by the Human Resources and Corporate Governance Committee on Executive Compensation", "Performance Graph" and "Statement of Corporate Governance Practices").

        Any documents of the type referred to above, excluding confidential material change reports, filed by Industrial Alliance with a securities regulatory authority in Canada after the date of the Circular and prior to the termination of the Offer shall be deemed to be incorporated by reference into the Circular.

        Any statement contained in the Offer and Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of the Offer and Circular, to the extent that a statement contained in the Offer and Circular or in any other subsequently filed document that also is or is deemed to be incorporated by reference in the Offer and Circular modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not constitute a part of the Offer and Circular, except as so modified or superseded.

        Information has been incorporated by reference in the Circular from documents filed with the securities regulatory authority in each of the provinces of Canada. Copies of the documents incorporated by reference in the Circular regarding Industrial Alliance may be obtained on request without charge from the Vice-President, Investor Relations of Industrial Alliance at Industrial Alliance Insurance and Financial Services Inc., 1080 Saint-Louis Road, Sillery, Québec, G1K 7M3 or by telephone at 418-684-5275. For the purpose of the Province of Québec, the Circular contains information to be completed by consulting the permanent information record, a copy of which permanent information record may also be obtained from the Vice-President and General Manager, Corporate Affairs and Secretary of Industrial Alliance at the above-mentioned address and telephone number. Copies of documents incorporated by reference or forming part of the permanent information record may also be obtained by accessing the website of the Canadian securities regulatory authorities located at www.sedar.com.

        Information contained in or otherwise accessed through Industrial Alliance's website, www.inalco.com, or any other website, does not form part of this Offer and Circular. All such references to Industrial Alliance's website, or any other website, are inactive textual references only.

Share Capital of Industrial Alliance

        The authorized share capital of Industrial Alliance consists of (a) an unlimited number of Class A Preferred Shares without nominal or par value, issuable in series, (b) 10,000,000 preferred shares with a nominal or par value of $25 per share, issuable in series (the "Preferred Shares"), and (c) an unlimited number of Common Shares without nominal or par value. As of November 17, 2005, 79,662,166 Common Shares, 4,000 Class A Preferred Shares, Series A and no Preferred Shares, Series 1 were issued and outstanding.

        The following is a summary of certain rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares and the Common Shares. This summary is qualified in its entirety by the articles of Industrial Alliance.

Class A Preferred Shares

Board of Directors' Authority to Issue in One or More Series

        The Board of Directors may issue the Class A Preferred Shares in one or more series. Before any shares of a series are issued, the Board of Directors will fix the number of shares that will form the series and, subject to any limitations set out in the articles of Industrial Alliance, the designation of the Class A Preferred Shares of the series, as well as the rights, privileges, restrictions and conditions attaching thereto. Before the issue of any shares of a series, the Board of Directors will amend the articles so as to include therein the number and designation as well as the rights, privileges, restrictions and conditions of the series created by the Board of Directors.

Ranking of the Class A Preferred Shares

        No rights, privileges, restrictions or conditions attached to a series of Class A Preferred Shares confer on the series a priority in respect of dividends or return of capital over any other series of Class A Preferred Shares.

        With respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation or dissolution of Industrial Alliance, whether voluntary or involuntary, or any other distribution of the assets of Industrial Alliance among its participating policyholders and shareholders for the specific purpose of winding up its affairs, the Class A Preferred Shares: (a) rank equally with the Preferred Shares; and (b) are entitled to a preference over the Common Shares and any other shares ranking junior to the Class A Preferred Shares.

        If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on return of capital are not paid in full in respect of any series of Class A Preferred Shares, then the Class A Preferred Shares of all series participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims as aforesaid, then the claims of the holders of the Class A Preferred Shares with respect to return of capital will be paid and satisfied first and any assets remaining thereafter will be applied towards the payment and satisfaction of claims in respect of dividends. The Class A Preferred Shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the Class A Preferred Shares as a class over the Common Shares and any other shares ranking junior to the Class A Preferred Shares as may be determined in the case of such series of Class A Preferred Shares.

Voting Rights

        Except as referred to below or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of Class A Preferred Shares, the holders of the Class A Preferred Shares as a class are not entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders or participating policyholders of Industrial Alliance.

Amendment with Approval of the Holders of Class A Preferred Shares

        The rights, privileges, restrictions and conditions attached to the Class A Preferred Shares as a class may be changed or removed but only with the approval of the holders of the Class A Preferred Shares given as specified below.

Approval of the Holders of the Class A Preferred Shares

        The approval of the holders of the Class A Preferred Shares to change or remove any right, privilege, restriction or condition attaching to the Class A Preferred Shares as a class or in respect of any other matter requiring the consent of the holders of the Class A Preferred Shares may be given in such manner as may then be required by law, subject to the requirement that such approval be given by resolution passed by the affirmative vote of at least two-thirds (2/3) of the votes cast at a meeting of the holders of the Class A Preferred Shares duly called for that purpose at which the holders of at least one-fourth (1/4) of the outstanding Class A Preferred Shares are present in person or represented by proxy. If at any such meeting, the holders of at least one-fourth (1/4) of the outstanding Class A Preferred Shares are not present in person or represented by proxy within 30 minutes after the time appointed for the meeting, then the meeting will be adjourned to such date not less than 15 days thereafter and to such time and place as may be appointed by the chairman of the meeting. A notice of not less than seven days will be given of the adjourned meeting. At such adjourned meeting the holders of the Class A Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by not less than two-thirds (2/3) of the votes cast constitutes the approval of the holders of the Class A Preferred Shares referred to above.

        The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting and the conduct thereof are those from time to time prescribed by the by-laws of Industrial Alliance or the resolutions passed by the Board of Directors with respect to meetings of shareholders or as required by law. On every poll taken at every meeting of the holders of the Class A Preferred Shares as a class, or at any joint meeting of the holders of two or more series of Class A Preferred Shares, each holder of Class A Preferred Shares entitled to vote thereat has one vote in respect of each Class A Preferred Share held.

Preferred Shares

        The Preferred Shares, as a class, have attached thereto the following rights, privileges, restrictions and conditions:

Issuance in Series

        The Preferred Shares may, at any time and from time to time, be issued in or more series, each series being comprised of the number of Preferred Shares which will be determined before the issuance by the Board of Directors of Industrial Alliance.

Provisions Attaching to the Series

        Subject to the following provisions, which apply to all series of Preferred Shares, the directors have the power to determine by simple resolution and without other prior approval by the holders of Common Shares, Preferred Shares or Class A Preferred Shares, the number and the designation of the Preferred Shares of each series as well as the rights, privileges, restrictions and conditions attached to the Preferred Shares of each series, including, without limiting the foregoing, the rate or the amount or the method of calculation and the method of payment of dividends, cumulative or non-cumulative, the conditions and the method of redemption or purchase, the conversion or exchange privileges, if any, and the terms of such privileges, however before issuing any

Preferred Shares of a particular series, the directors will amend the articles so as to describe therein, as the case may be, the number and the designation as well as the rights, privileges, conditions and restrictions determined for such series.

Dividends

        During each of Industrial Alliance's fiscal years, registered holders of Preferred Shares are entitled to receive cumulative or non-cumulative preferential dividends, when and if declared by Industrial Alliance's directors, payable at the times, at the rates or the amounts and at the location or locations to be determined by the directors for each series before any Preferred Shares of that series are issued.

        No dividends may be declared and paid or set aside for payment at any time whatsoever during any of Industrial Alliance's fiscal years on or with respect to any other share in its capital stock ranking junior to the Preferred Shares unless all the dividends accrued on all the Preferred Shares of the cumulative dividend have been declared and paid or set aside for payment and unless all the dividends declared on all the Preferred Shares of the non-cumulative series have been paid or set aside for payment.

Participation

        The Preferred Shares do not otherwise participate in the profits or surplus of Industrial Alliance.

Voting Rights

        The holders of Preferred Shares of Industrial Alliance are entitled to be informed of any special meetings held by Industrial Alliance, but are not entitled to attend to or vote at such meetings. They will be entitled to receive notice of, to attend to and to vote at any meeting of the holders of Preferred Shares, at which meetings they will have one vote per share.

Redemption

        Subject to the provisions of the Québec Companies Act and with the prior authorization of the Inspector General of Financial Institutions, Industrial Alliance may, upon the expiry of the period specified and according to the terms and conditions set for the series, redeem any Preferred Shares of any redeemable series of Preferred Shares. Such redemption may be accomplished on the redemption date set at the time of issue, but not before. However, the redemption of Preferred Shares, Series 2 will not be subject to approval by the Inspector General of Financial Institutions.

        The redemption price is equal to the amount established for the particular series at the time the shares are issued, plus, in the case of Preferred Shares of a cumulative dividend series, all accrued and unpaid dividends and, in the case of Preferred Shares of a non-cumulative dividend series, all declared but unpaid dividends.

        Any partial redemption will be made on a pro rata basis among the holders of all the Preferred Shares of the particular series outstanding at the time.

Purchase

        Subject to the provisions of the Québec Companies Act and with the prior approval of the Inspector General of Financial Institutions, Industrial Alliance may purchase, by mutual agreement, for cancellation, all or a part of the Preferred Shares outstanding at the time. The shares will be purchased at best possible price, but may not exceed the purchase price as determined in the foregoing paragraph.

        However, such a purchase may be made only at the end of a five-year period following the issue date of the share.

Amendment with the Approval of Holders of Preferred Shares

        The rights, privileges, restrictions and conditions attached to the Preferred Shares as a class may be changed or removed except with the approval of the holders of Preferred Shares given as hereinafter specified.

Approval of Holders of Preferred Shares

        The approval of the holders of Preferred Shares to change or remove any right, privilege, restriction or condition attaching to the Preferred Shares as a class or in respect of any other matter requiring the consent of the holders of Preferred Shares may be given in such manner as may then be required by law, subject to the requirement that such approval be given by resolution passed by the affirmative vote of at least two-thirds (2/3) of the votes cast at a meeting of holders of Preferred Shares duly called for that purpose at which the holders of at least one-fourth (1/4) of the outstanding Preferred Shares are present in person or represented by proxy. If at any such meeting the holders of at least one-fourth (1/4) of the outstanding Preferred Shares are not present in person or represented by proxy within 30 minutes after the time appointed for the meeting, then the meeting will be adjourned to such date not less than 15 days thereafter and to such time and places that may be appointed by the chairman of the meeting. A notice of not less than seven days will be given of the adjourned meeting. At such adjourned meeting the holders of the Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and the resolution passed thereat by not less than two-thirds (2/3) of the votes cast constitutes the approval of the holders of the Preferred Shares referred to above.

        The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting and the conduct thereof are those from time to time prescribed by the by-laws or the resolutions of Industrial Alliance passed by the Board of Directors of Industrial Alliance with respect to meetings of shareholders or as required by law. On every poll taken at every meeting of the holders of the Preferred Shares as a class, or at any joint meeting of the holders of two or more series of Preferred Shares, each holder of Preferred Shares entitled to vote thereat has one vote in respect of each Preferred Share held.

Exchange or Conversion Privilege

        At the time each series of Preferred Shares is issued, the Board of Directors of Industrial Alliance may specify that such shares may be exchangeable or convertible into Common Shares, Class A Preferred Shares or in any other series of Preferred Shares, depending on the terms set forth for the particular series. All shares resulting from the exchange or conversion will be considered issued and paid for.

Reimbursement

        In the case of liquidation or other distribution of assets of Industrial Alliance, the holders of Preferred Shares will be entitled to receive a sum equal to the issue price of their Preferred Shares plus any accrued and unpaid dividends or any dividends declared and unpaid dividends, as the case may be.

Ranking of the Preferred Shares

        No rights, privileges, restrictions or conditions attached to the Preferred Shares confer on the series a priority in respect of dividends or return of capital over any other series of the Preferred Shares.

        With respect to priority in the payment of dividends and in the distribution of assets in the event of a liquidation or dissolution of Industrial Alliance, whether voluntary or involuntary, or any other distribution of the assets of Industrial Alliance among its participating policyholders and shareholders for the specific purpose of winding-up its assets, the Preferred Shares: (a) rank equally with the Class A Preferred Shares; and (b) are entitled to a preference over the Common Shares and any other shares ranking junior to the Preferred Shares.

Common Shares

Dividends

        Subject to the prior rights of the holders of the Class A Preferred Shares, the Preferred Shares and any other shares ranking senior to the Common Shares with respect to payment of dividends, the holders of Common Shares will be entitled to receive dividends as and when declared by the Board of Directors out of moneys properly applicable to the payment of dividends, in such amount and in such forms as the Board of Directors may determine and all dividends which the Board of Directors may declare on the Common Shares will be declared and paid in equal amounts per share on all Common Shares outstanding at the time.

Dissolution

        In the event of the liquidation or dissolution of Industrial Alliance, whether voluntary or involuntary, or any other distribution of the assets of Industrial Alliance among its participating policyholders and shareholders for the specific purpose of winding up its affairs, subject to the prior rights of the holders of the Class A Preferred Shares, the Preferred Shares and any other shares ranking senior to the Common Shares with respect to the distribution of assets in the event of the liquidation or dissolution of Industrial Alliance, the holders of the Common Shares will be entitled to receive the remaining property of Industrial Alliance that pertains to shareholders in equal amounts per share, without preference or priority of one share over another.

Voting Rights

        The holders of Common Shares will be entitled to receive notice of and to attend all meetings of the shareholders of Industrial Alliance and will have one vote for each Common Share held at all meetings of the shareholders of Industrial Alliance, except for meetings at which only holders of another specified class or series of shares of Industrial Alliance are entitled to vote separately as a class or series.

Notice of Meeting

        The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefore and the conduct thereof will be those required by law and those, if any, prescribed by the by-laws or the administrative resolutions of Industrial Alliance with respect to meetings of shareholders.

Constraints on Voting Shares under Québec Insurance Legislation

        An Act respecting Industrial-Alliance, Life Insurance Company (Québec) contain restrictions on the acquisition, issue, transfer and voting of voting shares of Industrial Alliance. Pursuant to these restrictions, no person is permitted to acquire directly or indirectly any voting shares of Industrial Alliance (including Industrial Alliance Shares), if the acquisition would cause the person to hold 10% or more of the voting rights attached to the shares of Industrial Alliance. In addition, Industrial Alliance is not permitted to record any transfer or issue of voting shares of Industrial Alliance (including Industrial Alliance Shares), if the transfer or issue would cause the person to hold 10% or more of the voting rights attached to the shares of Industrial Alliance. No person who holds 10% or more of the voting rights attaching to the shares of Industrial Alliance may exercise any voting rights attached to the shares held by such person.

Price Range and Trading Volume of Industrial Alliance Shares

        The principal market on which the Industrial Alliance Shares are traded is the TSX. On November 4, 2005, being the last trading day on the TSX prior to the announcement of the Offer by the Offeror, the closing trading price for Industrial Alliance Shares was Cdn.$28.57 on the TSX. The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Industrial Alliance Shares on the TSX:

Trading of Industrial Alliance Shares(1)

	TSX
	High	Low	Volume
	(Cdn$)	(Cdn$)	(#)
2004
November	25.95	24.50	2,096,556
December	27.50	25.83	2,664,544
2005
January	28.62	26.75	2,877,654
February	29.50	27.95	2,790,672
March	29.50	28.00	2,005,242
April	28.87	27.55	1,831,748
May	29.00	27.66	1,865,062
June	29.50	26.99	1,710,196
July	29.41	27.86	2,028,347
August	29.40	28.00	2,080,304
September	29.52	28.55	3,215,883
October	29.29	28.50	2,607,428
November (1 – 16)	29.75	28.50	3,801,200

Note:

(1)
Trading prices and volumes adjusted to reflect subdivision of Industrial Alliance Shares at the rate of two new shares for each issued shares, effective May 16, 2005

Risk Factors Concerning Industrial Alliance

        The Offeror operates primarily in the insurance and investment management businesses. In addition to the factors which can influence the performance of the Offeror set out elsewhere herein, the following briefly describes key factors that can affect the Offeror and the businesses that it carries on.

Insurance Risk

        The profitability of life insurance products depends to a large extent on pricing and experience related to factors such as mortality rates, rates of policy surrender and policy lapse, levels of expenses and investment returns. Results of most annuity and life products depend significantly on the spread between investment returns earned and amounts credited on the contracts or policies. Pricing risk is the risk that actual experience in the future will not develop as estimated at the time of pricing the products. Some products are designed such that adjustments to premiums or benefits can be made for variations in experience, while for other products no such adjustment is possible. All insurance companies are subject to the risk that they could incur excessive claim losses on any one policy or group of policies. The Offeror uses certain assumptions in pricing its products and in establishing the associated actuarial liabilities. There can be no assurance that actual experience will match the assumptions made for pricing and reserving purposes and, to the extent that they differ, the Offeror's operating results could be materially adversely affected. Although the Offeror uses reinsurance in some cases, reinsurance does not relieve the Offeror of its primary obligations to its policyholders. Accordingly, the Offeror is exposed to credit risk with respect to amounts ceded to reinsurers. The Offeror's results of operations are affected by certain economic and market factors, including the level of volatility in the markets in which the Offeror invests and the overall investment returns provided thereby. In particular, significant growth in the retirement-oriented investment sector and uncommonly strong stock and bond market appreciation have been material factors in the growth of the Offeror's assets and its ability to generate sales in recent years. There can be no assurance, however, that these economic and market trends will continue. Adverse economic conditions and other factors, including a protracted and/or precipitous decline in the financial markets and other economic factors that affect the popularity of the Offeror's products and services, may negatively impact the Offeror's business, financial position and results of operations.

Interest Rate Risk

        The Offeror's protection and wealth management segments are subject to several inherent risks arising from movements in interest rates. Interest rate changes may cause a narrowing of the Offeror's net spread between interest earned on its invested asset portfolio and interest credited on its fixed-rate products. If interest rates were to rise, customers may demand higher yields on their insurance and annuity products. If these products allow for adjustments to the credited interest rates and the Offeror chose to increase these rates, it may experience a narrowing of the net spread on fixed-rate products if it were unable to replace its invested assets with higher-yielding assets. Conversely, when interest rates fall, the Offeror would have to reinvest the cash received from its investments in the lower yielding instruments then available. If the Offeror were unable or chose not to reduce dividends or reduce the crediting rates on its payout annuity products or acquire relatively higher risk investments yielding higher rates of return, spread compression would occur. Any such narrowing of net spread on fixed-rate products would adversely affect the Offeror's business and results of operations. If, as a result of interest rate increases, the Offeror were unable or chose not to raise its crediting rates to keep them competitive, the Offeror may experience an increased level of surrenders and other withdrawals. If the Offeror lacked sufficient liquidity, it might have to sell bonds or other yield securities to fund associated payments. Because the value of such securities would likely have decreased in response to the increase in interest rates, the Offeror would realize a loss on the sales. In addition, regardless of whether the Offeror realizes an investment loss, the withdrawals would produce a decrease in the level of business, with an adverse effect on future earnings.

Portfolio Performance Risks

        The Offeror's investment portfolio consists primarily of investment grade bonds and of mortgages. The fair value of these and other invested assets fluctuates depending on general economic and market conditions and the interest rate environment. In general, the market value of the Offeror's portfolio increases or decreases in inverse relationship with fluctuations in interest rates. During periods of declining interest rates, bond calls and mortgage loan prepayments generally increase, necessitating the reinvestment of these funds at lower prevailing rates. The Offeror's investments in investment grade bonds and mortgages largely support the Offeror's insurance and annuity liabilities. The cash flows produced by those investments are intended to match the cash flows associated with the Offeror's liabilities, within limits prescribed by the Offeror. However, in the event that the Offeror receives cash flows from its bond or mortgage portfolios less than those assumed in pricing its products, its results of operations could be adversely affected. Mortgage loans and real estate investments are relatively illiquid compared to investment grade bonds. If the Offeror were to require significant amounts of cash on short notice, the Offeror may have difficulty selling these investments at attractive prices, in a timely manner, or both. These investments also carry a greater risk of investment loss than investment grade bonds. In the past, the commercial real estate markets have undergone periods of significant declining values. There can be no assurance that such conditions will not affect the Offeror's bond, mortgage loan or real estate portfolios in the future. While management believes the valuation allowances for mortgage loans were adequate as of December 31, 2004, no assurance can be given that further valuation allowances will not be required. The Offeror is also subject to credit risk relating to the uncertainty associated with the continued ability of debtors to make timely payments pursuant to the contractual terms underlying such investments. Although almost all of the Offeror's bonds are investment-grade and the Offeror believes that it maintains prudent issuer diversification, a major economic downturn could result in issuer default. Any such defaults could materially adversely affect the Offeror's business, financial condition and results of operations.

        The risk of fluctuations in market value of substantially all of the Offeror's segregated fund assets is borne by the annuity or separate account contract holders. Certain of the Offeror's fee income for administering such assets, however, is charged as a percentage of market value of such assets. Accordingly, fluctuations in the market value of such assets may result in fluctuations in the Offeror's revenue from policy charges. In addition, certain of the Offeror's segregated fund products provide guaranteed returns upon the death of the contract holder or, after a fixed number of years, upon surrender of the policy or other payment. A substantial, sustained decline in financial markets could result in net losses on these products that could have a material adverse effect on the Offeror.

Risks With Respect to Litigation

        The Offeror is subject to litigation from time to time and currently has a number of outstanding lawsuits. There can be no assurance that the present or future litigation, including any future litigation that may arise as a consequence of demutualization, will not have a material adverse effect on the Offeror.

Risks Related to Regulatory Matters

        The Offeror is subject to extensive regulatory oversight in the jurisdictions in which it does business. These regulations are primarily intended to protect policyholders and beneficiaries, not shareholders. Recently, insurance regulation in Canada and the United States has been the subject of increased scrutiny by the relevant legislative and regulatory bodies. The Offeror's business could be adversely affected by changes in applicable law or regulation or the interpretation or enforcement thereof.

        The businesses of certain of the Offeror's mutual fund operating subsidiaries are subject to various securities legislation and regulation in Canada by applicable securities regulatory authorities including self-regulatory organizations and other financial services regulators. The ability of certain of these subsidiaries to carry on business is subject to the maintenance of registrations and licences under applicable legislation and/or regulation. Any change in the regulatory framework or failure to comply with any of these laws, rules or regulations could have an adverse effect on the Offeror's mutual fund operations.

Risks of Competition

        The protection and wealth management businesses that the Offeror engages in are highly competitive. The Offeror's products compete not only with those offered by a large number of other insurers, but in many cases also with those offered by non-insurance financial services companies, such as banks, investment dealers and mutual funds, many of which have greater financial resources, offer alternative products or more competitive pricing and, with respect to some other insurers, have higher ratings than the Offeror. Insurers compete on the basis of pricing and terms, service provided to distribution channels and policyholders and claims paying and other financial strength ratings. The global financial services industry, in particular the insurance and banking sectors, is consolidating rapidly. As a result, the Offeror must increasingly compete with large, well-capitalized financial services companies within its area of operations.

Risks With Respect to Ratings

        Ratings with respect to claims-paying ability and financial strength are an important factor in establishing the competitive position of insurance companies. Ratings are influential in maintaining public confidence in the Offeror and its ability to market its products. Rating organizations continually review the financial performance and condition of insurers, including the Offeror. Downgrades or negative outlooks with respect to the ratings of the Offeror could, among other things, increase surrender levels, adversely affect relationships with investment dealers, banks, agents, wholesalers and other distributors of the Offeror's products and services, negatively impact persistency, adversely affect the Offeror's ability to market its products and thereby materially and adversely affect the Offeror's liquidity and, in some cases, its business, financial condition and results of operations.

Risks of Potential Changes in Applicable Income Tax Legislation

        The Offeror's results are subject to fluctuations as a result of the level of income, premium, capital and other taxes levied by tax authorities in those jurisdictions in which the Offeror conducts business. There can be no assurance as to what, if any, future tax legislation in any jurisdiction in which the Offeror operates might be enacted or, if enacted, whether any such legislation would contain provisions with possible adverse effects on the sale of the Offeror's life insurance and annuity products.

Environmental Liability Risk

        The Offeror's investment portfolio includes mortgages and bonds secured by real property. These assets may expose the Offeror to liability under the environmental laws of certain jurisdictions for remediation costs associated with cleaning up contaminated properties. Typically, this "lender liability" arises where the Offeror, its employees or agents have become sufficiently involved in the operations of a property that the Offeror is viewed as the "owner" or "operator" of the contaminated property, regardless of whether the environmental damage was caused by the Offeror. The Offeror could also be exposed to liability as the owner of equity real estate or through foreclosure of mortgaged real property.

Dependence on and Retention of Key Personnel

        The success of the Offeror's mutual fund operations is dependent upon the contribution of its senior management, investment personnel and advisors. These individuals play an important role in developing, implementing, managing and distributing the Offeror's products and services. The loss of these individuals or an inability to attract, retain and motivate sufficient numbers of qualified personnel could affect the Offeror's business.

Condition of the Capital Markets

        The Offeror offers a broad range of financial products and services to investors including its mutual funds which are based upon different investment styles, invested in many different markets and by several different investment managers. The fee income earned on these financial products is based upon the market value of assets under management. Despite the way the Offeror has structured its product offering, the Offeror's mutual fund performance can still be directly affected by conditions in the financial markets including economic and political conditions as well as the policies and performance of business, governments and the financial community. There can be no assurance that financial market performance will be favourable in the future.

Sales and Redemptions

        The Offeror's mutual fund operations earn revenue primarily from management fees for advising and managing its mutual funds. These revenues depend largely on the value and composition of mutual fund assets under management. The level of assets under management is influenced by three factors: (1) sales, (2) redemption rates, and (3) investment performance.

        Sales and redemptions may fluctuate depending on market and economic conditions, investment performance and other factors, and there can be no certainty that either sales or redemptions will continue at levels experienced in the past. In addition, there can be no certainty regarding future investment performance.

2.     Clarington Corporation

        Clarington is an independent wealth management company. Clarington, through its wholly-owned subsidiaries, Clarington Funds Inc. and Clarington Investments Inc., promotes, manages and distributes mutual funds and closed-end funds. Clarington reported on November 4, 2005 that it had $4.2 billion of assets under management. The Clarington Shares are listed on the TSX under the symbol "CFI".

Share Capital of Clarington

        The authorized capital of Clarington consists of an unlimited number of Clarington Shares, of which 13,242,690 were issued and outstanding on November 17, 2005. As of November 18, 2005, there were options to acquire an aggregate of 1,555,550 Clarington Shares outstanding under the Clarington's stock option plans.

        Based upon the public disclosure of Clarington, the holders of Clarington Shares are entitled to one vote at meetings of shareholders for each Clarington Share held and to receive dividends if, as, and when declared by the board of directors of Clarington. Shareholders are entitled to share rateably in the remaining property or assets of Clarington in the event of its liquidation, dissolution of winding-up. Shareholders have no pre-emptive, redemption or conversion rights.

Dividend Policy

        According to publicly available information there are no restrictions on the payment of dividends by Clarington. Clarington has not paid any dividends to its shareholders to date.

Price Range and Trading Volume of Clarington Shares

        The principal market on which the Clarington Shares are traded is the TSX. On November 4, 2005, being the last trading day on the TSX prior to the announcement of the Offer by the Offeror, the closing trading price for Clarington Shares was Cdn.$12.80. The following table sets forth, for the periods indicated, the reported high and low sale prices and the aggregate volume of trading of the Clarington Shares on the TSX:

Trading of Clarington Shares

	TSX
	High	Low	Volume
	(Cdn$)	(Cdn$)	(#)
2005
March (28-30)(1)	12.90	10.10	2,012,835
April	11.20	9.75	1,083,042
May	10.85	8.45	548,851
June	9.40	7.40	504,048
July	8.95	8.05	334,271
August	9.25	8.63	378,129
September	8.90	6.60	348,775
October	12.85	7.01	2,230,363
November (1 – 16)	15.00	12.65	4,506,200

Note:

(1)
Clarington Shares commenced trading on the TSX on March 28, 2005.

3.     Recommendation of the Board of Directors of Clarington

        Clarington has confirmed in the Support Agreement that the Board of Directors of Clarington determined at a meeting held on November 6, 2005 that it would be advisable and in the best interests of Clarington for Clarington's Board to recommend to Shareholders, other than the Offeror, the acceptance of the Offer and for Clarington to co-operate with the Offeror and take all reasonable actions to support the Offer subject to the Support Agreement. In addition, the members of Clarington's Board have advised Clarington that they intend to deposit to the Offer any Clarington Shares held by them subject to the Support Agreement.

4.     Background to the Offer

        On October 6, 2005 representatives of Scotia Capital Inc., the Offeror's financial advisor, met with Terence Stone, Adrian Brouwers and Salvatore Tino of Clarington to discuss a potential transaction involving Clarington and Industrial Alliance. As a result of that meeting, Scotia Capital arranged a meeting between Industrial Alliance senior management and Clarington senior management on October 13, 2005. At that meeting, Industrial Alliance submitted a non-binding proposal to acquire Clarington.

        On October 13, 2005, the Offeror and Clarington entered into a confidentiality agreement under which Industrial Alliance was provided with access to confidential information of Clarington. Following a review of the information, on October 25, 2005, Industrial Alliance submitted a non-binding written proposal to acquire all of the outstanding shares of Clarington for $13.00 per share. On October 28, 2005, Industrial Alliance and Clarington entered into an exclusivity agreement, the terms of which included (i) a 30-day period of exclusivity in favour of Industrial Alliance; and (ii) continued access by Industrial Alliance to confidential information of Clarington.

        On October 31, 2005, CI Fund Management Inc. submitted a written proposal to Clarington and issued a press release declaring its intention to make an offer to acquire all of the outstanding Clarington Shares at a price of $13.00 per share. Later on October 31, 2005 Clarington announced that a Special Committee of the Board of Clarington was reviewing strategic options with a view to maximizing the value of Clarington Shares for all shareholders. On November 4, 2005, the Special Committee announced that it had retained Blair Franklin Capital Partners Inc. as its financial advisor.

        After completing its due diligence review of Clarington, Industrial Alliance submitted a revised proposal to Clarington on November 3, 2005, increasing the price offered to $14.25 per Clarington Share.

        During the period of November 3, 2005 to November 6, 2005, Industrial Alliance and Clarington negotiated the terms of the Support Agreement and Industrial Alliance and certain Clarington Shareholders negotiated the terms of the Lock-Up Agreements. On November 6, 2005, the Special Committee and the Board of Clarington approved Industrial Alliance's proposal and unanimously resolved for Clarington to enter into the Support Agreement with Industrial Alliance. In addition, Industrial Alliance entered into Lock-Up Agreements with certain Shareholders representing approximately 25% of the fully diluted Clarington Shares outstanding.

        The Offeror's intention to make the Offer and the Clarington Board's support thereof were publicly announced by a press release issued prior to the commencement of trading on the TSX on November 7, 2005.

Support Agreement

        The Support Agreement sets forth, among other things, the terms and conditions upon which the Offer is to be made by Industrial Alliance. The following is a summary of the principal terms of the Support Agreement. This summary is qualified in its entirety by the full text of the Support Agreement filed by Industrial Alliance with the Canadian securities regulatory authorities and available at www.sedar.com.

The Offer

        Industrial Alliance agreed to make the Offer on the terms and subject to the conditions set forth in the Support Agreement.

Support for the Offer

        Clarington has indicated that its Board of Directors determined on November 6, 2005 that it would be advisable and in the best interests of Clarington for the Board of Directors to recommend acceptance of the Offer to Shareholders, other than the Offeror, and for Clarington (subject to the terms and conditions of the Support Agreement) to co-operate with Industrial Alliance and take all reasonable actions to support the Offer, all in accordance with the provisions of the Support Agreement.

Board of Directors

        Clarington has agreed that, within 24 hours following the acquisition by the Offeror of at least 50.1% of Clarington Shares then outstanding, Clarington's Board of Directors shall be reconstituted through resignations of all those directors of Clarington requested by the Offeror and the appointment of nominees of the Offeror in their stead. In addition, Clarington has agreed, in accordance with the foregoing and subject to the provisions of the OBCA, to assist the Offeror to obtain the resignations of all of the directors of Clarington requested by the Offeror (and shall provide such directors with releases) to be effective at such time as may be required by the Offeror and to use its best efforts to cause the appointment of the Offeror's nominees to fill the vacancies so created in order to effect the foregoing reconstitution of Clarington's Board of Directors without the necessity of a shareholder meeting.

Representations and Warranties

        The Support Agreement contains a number of customary representations and warranties of the Offeror and Clarington relating to, among other things: corporate status; capitalization; and the corporate authorization and enforceability of, and board approval of, the Support Agreement and the Offer. The representations and warranties also address various matters relating to the business, operations and properties of Clarington and its Subsidiaries, including: accuracy of financial statements; absence of any Material Adverse Change and certain other changes or events since the date of the last audited financial statements; absence of defaults under instruments evidencing any indebtedness or other contracts; intellectual property; employment matters; tax matters; compliance with laws, licenses and permits; insurance; and accuracy of reports required to be filed with applicable securities regulatory authorities.

Operation of the Business of Clarington

        In the Support Agreement, Clarington agreed (except as otherwise contemplated or permitted by the Support Agreement or as otherwise consented to by the Offeror) that, prior to the earlier of (i) the Offeror having taken up and paid for the Clarington Shares deposited under the Offer or abandoned the Offer, or (ii) the termination of the Support Agreement, Clarington will not, and will cause each of its subsidiaries not to, take any action (directly or indirectly) with respect to certain matters, including the following, except as permitted under the Support Agreement: any take-over bid, merger, amalgamation or other business combination or similar transaction involving Clarington or substantially all of its assets; any acquisition or disposition of a material amount of assets or securities; any material change in its capitalization (including, but not limited to, any increase in the amount or maturity of its consolidated borrowings other than in the ordinary course of business); any material capital expenditures; declaring or paying any dividend or declaring, authorizing or making any distribution of, on or in respect of any of its securities whether payable in cash, securities or otherwise other than any dividend or distribution by wholly-owned subsidiaries of Clarington to Clarington; any release or relinquishment out of the ordinary course of business of any material contractual rights; the amendment of its articles or by-laws or Stock Option Plan, or the issuance or purchase or other acquisition of any Clarington Shares; agreeing or committing to the guarantee of payment of any material indebtedness other than in the ordinary course of business and consistent with past practice; or instituting, cancelling or modifying any pension plans or other employee benefit arrangements; grant to any officer or employee of Clarington or any of its Subsidiaries any increase in compensation other than in the ordinary course of business or in severance or termination pay, or enter into any employment agreement with any officer or employee of the Clarington or any of its Subsidiaries other than any existing written agreement disclosed to the Offeror in writing or hire additional salaried personnel other than the replacement of existing personnel in the ordinary course of business; except as otherwise contemplated in the Support Agreement or in the ordinary course of business, enter into or amend existing agreements, commitments or contracts which, individually or in the aggregate, are material to Clarington and its Subsidiaries taken as a whole. Clarington also agreed to, during the time period described in the preceding sentence, use its commercially reasonable efforts in accordance with current practices of Clarington; and cause each of its Subsidiaries to use all commercially reasonable efforts in accordance with current practices of Clarington, to preserve intact their respective business organizations and goodwill, to keep available the services of their respective officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom they have business relationships.

        Clarington also agreed to promptly advise the Offeror of any change in the financial condition or operations of Clarington that is likely to result in a Material Adverse Change. In addition, Clarington agreed it would not, and will cause each of its Subsidiaries not to, enter into any transaction or perform any act which might (i) interfere or be inconsistent with the successful completion of the transactions contemplated by the Support Agreement, (ii) render inaccurate any of the representations and warranties set forth therein if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date hereof were to such later date or (iii) adversely affect Clarington's ability to perform its covenants and agreements under the Support Agreement; and not make any material change to any one or more of the Mutual Funds or to any one or more of the Closed-End Funds nor make any change whatsoever in management fees, dealer compensation, distribution policies or pay-out ratios.

Modification of Offer

        The Offeror agreed, pursuant to the Support Agreement, not to amend, modify or change the Offer without the prior written consent of Clarington, which consent shall not be unreasonably withheld, other than to (i) increase the consideration payable under the Offer, (ii) waive any conditions to the Offer (other than the Minimum Tender Condition, which the Offeror has agreed not to waive or amend to a percentage number less than 50.1% of the then outstanding Clarington Shares) or (iii) comply with the legal obligations of the Offeror with respect to any amendment, modification or change of the Offer.

Covenants Regarding Non-Solicitation

        The Support Agreement contains certain "non-solicitation" provisions pursuant to which Clarington has agreed that it will, directly or indirectly:

  (a)
  not take any action of any kind which may reduce the likelihood of success of or delay the completion of the Offer, including but not limited to any action to continue, solicit, initiate, assist or encourage enquiries, submissions, proposals or offers from any other person, entity or group relating to, and, except for discussions with a party who has made a Competing Transaction that the Offeror has elected not to match pursuant to the terms of the Support Agreement and allowing such party, once it has entered into a confidentiality agreement which includes a standstill provision that restricts such party from announcing an intention to acquire, or acquiring, other than under the Competing Transaction, any securities or assets of Clarington for a period of not less than two (2) years from the date of such confidentiality agreement and provided further that Clarington sends a copy of any such confidentiality agreement to the Offeror promptly upon its execution and that the Offeror is immediately provided with a list of, or in the case of information not previously made available to the Offeror, copies of, any information provided to such party, to do confirmatory due diligence in Clarington's data room for a period of two (2) days, will not participate in any discussions or negotiations regarding or furnish to any other person, entity or group any information with respect to, or otherwise co operate in any way with or assist or participate in, or facilitate or encourage any effort or attempt with respect to:

  (i)
  the direct or indirect acquisition or disposition of all or any Clarington Shares or any other securities of Clarington or its Subsidiaries (except from or to Clarington or one of its Subsidiaries or in the ordinary course of business); or

  (ii)
  any amalgamation, merger, sale (other than a sale in the ordinary course of business consistent with past practice) of any part of the Clarington's or any of its Subsidiaries' assets, take-over bid, plan of arrangement, reorganization, substantial issuer bid, substantial dividend or distribution out of the ordinary course of business, recapitalization, liquidation or winding up of, reverse take-over or other business combination or similar transaction involving Clarington or substantially all of its assets (except from or to Clarington or one of its Subsidiaries or in the ordinary course of business) (the events in subparagraphs (i) and (ii) being a "Proposed Transaction").

  (b)
  except as otherwise provided in the Support Agreement, through Clarington's Board, recommend that the Shareholders, other than the Offeror, tender Clarington Shares to the Offer and contemporaneously with, or as promptly as practicable following mailing of the Offeror's circular in respect of the Offer by the Offeror, Clarington's Board shall issue and file a directors' circular, including such recommendation, in all jurisdictions where the issuing and filing of a directors' circular is required in accordance with applicable law which, if practicable, will be mailed to Shareholders in a joint mailing with the Offeror's circular;

  (c)
  notify the Offeror forthwith upon becoming aware of any notice of conversion being given in respect of the issue of any Clarington Shares (including shares of any of its Subsidiaries) or exercise of any stock options, and inform the Offeror of all information (including the identity of the giver thereof) known to it regarding such notice of conversion;

  (d)
  not, directly or indirectly, bid for or purchase Clarington Shares or other securities issued by Clarington or any right to purchase any such security or attempt to induce any person to purchase any such security or right, other than pursuant to the Offer;

  (e)
  use commercially reasonable efforts to assist the Offeror to complete successfully the transactions contemplated by the Support Agreement, including co-operating with the Offeror in making all requisite regulatory filings, and giving evidence in relation thereto, and in mailing or otherwise making the Offer to Shareholders; and

  (f)
  provide lists of shareholders of all classes and series of securities of Clarington prepared by Clarington or the transfer agent of Clarington and a list of holders of stock options and any other rights, warrants or convertible securities currently outstanding (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date) as well as a security position listing from each depositary and deliver those lists to the Offeror as expeditiously as possible following execution of the Support Agreement and agrees to forward same to the Offeror immediately as soon as it receives such lists and upon request from the Offeror obtain as expeditiously as possible thereafter supplemental lists setting out any changes thereto and deliver such lists to the Offeror immediately following receipt thereof, all such deliveries to be both in printed form and if available in computer readable format.

        The Support Agreement provides that, notwithstanding the foregoing covenants, the Board of Directors of Clarington is not prevented from withdrawing, modifying or changing any recommendation regarding the Offer or taking any other action in respect of a bona fide Competing Transaction in the following circumstances:

  (a)
  the Offeror has not exercised its rights to match such Competing Transaction within three business days after receipt of notice of a Competing Transaction. If the Offeror does not publicly announce an intention to increase the Offer and does not amend the Offer to increase the consideration payable under the Offer to a price at least equal to the price under the Competing Transaction within two business days thereafter and, in any event, before the expiry of the Offer, the Offeror shall have been deemed not to have exercised its rights to match such Competing Transaction;

  (b)
  in the opinion of Clarington's Board, acting in good faith and with the advice of Clarington's outside counsel, a failure to so respond would be inconsistent with the fiduciary obligations of Clarington's Board under applicable law; and

  (c)
  Clarington has made, or has made arrangements for, as the case may be, the payment of the termination fee of $7.0 million (the "Termination Fee"):

then, in any such event, in recognition of the costs and expenses of the Offeror in making the Offer, Clarington will pay to the Offeror the Termination Fee.

        Clarington shall promptly notify the Offeror of the receipt of any proposal or offer, or any inquiry or contact with any Person with respect thereto, which has been or is made relating to the acquisition of Clarington and shall notify the Offeror forthwith upon becoming aware of a proposal which Clarington reasonably believes, if made in writing, would be a Competing Transaction as defined herein (such notice to include the identify of any prospective offeror and any documentation or correspondence received in connection therewith).

        The Support Agreement defines a "Competing Transaction" as an offer or a proposal made to Clarington in writing and purporting to be authorized by the board of directors (or similar body) of the Person making the offer (i) to purchase or otherwise acquire all of the Clarington Shares for cash consideration, (ii) that provides for a cash consideration per Clarington Share of at least $14.25 for each share, (iii) is made or proposed to be made by means of a take-over bid, amalgamation, plan of arrangement or other form of transaction and available to all holders of Clarington Shares, (iv) with conditions no more beneficial, taken as a whole, to the Person making the offer than those contained in the Offer for the benefit of the Offeror, (v) that has not been, since October 28, 2005, solicited, initiated, assisted or encouraged in any manner whatsoever by or on behalf of Clarington or by any advisor to or director, officer or employee of Clarington or any associate or affiliate thereof, and (vi) which Clarington's Board determines to be more favourable to the holders of Clarington Shares from a financial point of view than the Offer.

        Pursuant to the Support Agreement, Clarington must immediately inform the Offeror upon becoming aware of a Competing Transaction and shall promptly provide to the Offeror a copy of any and all documentation received in connection with such Competing Transaction and Clarington, with notice in writing, shall provide the Offeror that there is a Competing Transaction at least five clear business days prior to the date on which Clarington's Board proposes to withdraw or otherwise change its recommendation to support the Offer, or proposes to enter into discussions with a party who has made a Competing Transaction or provide access to certain information to party who has made a Competing Transaction, which notice may only be given if the Competing Transaction has been made or proposed on or before the fifth business day prior to the expiry of the Offer; and within three business days after receipt of the notice in writing contemplated above, the Offeror shall have the right to match such Competing Transaction. If the Offeror does not publicly announce an intention to increase the Offer and does not amend the Offer to increase the consideration payable under the Offer to a price at least equal to the price under the Competing Transaction within two business days thereafter and, in any event, before the expiry of the Offer, the Offeror shall be deemed not to have exercised the right to match the offer.

Industrial Alliance Opportunity to Match

        Pursuant to the Support Agreement, Clarington has agreed that, during the three business day period referred to above Industrial Alliance shall have the right contemplated above to match such Competing Transaction. If the Offeror does not publicly announce an intention to increase the Offer and does not amend the Offer to increase the consideration payable under the Offer to a price at least equal to the price under the Competing Transaction within two business days thereafter and, in any event, before the expiry of the Offer, the Offeror shall be deemed not to have exercised the right to match the competing offer.

Termination

        The Support Agreement may be terminated at any time prior to the Effective Time:

  (a)
  by mutual written consent of Industrial Alliance and Clarington;

  (b)
  by Clarington, if Industrial Alliance does not mail the Offer by 11:59 p.m. (Toronto time) on November 21, 2005;

  (c)
  by Clarington, if the Offer does not substantially conform or is modified in a manner not to conform with the description in the Support Agreement;

  (d)
  by Clarington, if the Clarington Shares deposited under the Offer (including the Clarington Shares tendered by the Lock-Up Shareholders) have not, for any reason whatsoever, been taken up and paid for on or before the expiry of ten days after the expiry of the Offer and in any event on or before March 31, 2006, subject to extension with the consent of the parties, such consent not to be unreasonably withheld;

  (e)
  by either Clarington or Industrial Alliance, if the other party breaches the Support Agreement in any material respect;

  (f)
  by Clarington, if Industrial Alliance has been notified by Clarington of a Competing Transaction in accordance with the provisions of the Support Agreement and the Offeror does not take the prescribed action to match the Competing Transaction within the time periods specified therein;

  (g)
  by Industrial Alliance, if the conditions of the Offeror are not satisfied or waived by Industrial Alliance on or prior to the Expiry Time;

  (h)
  by Industrial Alliance, in the circumstances entitling it to payment of the Termination Fee;

  (i)
  by Industrial Alliance, if Clarington's Board or any committee thereof withdraws or modifies in a manner adverse to the Offeror its recommendation of the Offer or its approval of the Support Agreement or fails to recommend to the Shareholders that they accept the Offer, or Clarington's Board or any committee thereof resolves to take any of the foregoing actions; and

  (j)
  by Industrial Alliance, if Clarington's Board fails to reaffirm publicly and unconditionally its recommendation to Clarington's shareholders that they accept the Offer within three days of the Offeror's written request to do so (which request may be made at any time), which public reaffirmation must also include or be followed by the rejection of any Competing Transaction, if applicable, within five business days.

If the Offeror does not make or withdraws the Offer or elects not to take up and pay for any Clarington Shares deposited to the Offer as a result of:

    (i)
    Clarington breaching in any material respect any of its covenants contained in the Support Agreement (other than in respect to reconstituting the Board in the event the Offeror acquires at least 50.1% of the Clarington Shares then outstanding), which in the case of certain covenants, have not been cured to the satisfaction of the Offeror following receipt of notice of such breach by the earlier of three (3) business days and the day that is one clear business day prior to the expiry of the Offer;

    (ii)
    Clarington's Board (i) failing to recommend to the Shareholders, other than the Offeror, that they accept the Offer by issuance of a Directors' Circular; or (ii) having complied with the covenant that Clarington, through the Board, recommend to Shareholders other than the Offeror, to tender Clarington Shares, subsequently adversely modifies or withdraws its recommendation that Shareholders, other than the Offeror, accept the Offer, or, fails to reaffirm publicly and unconditionally its recommendation within three days of the Offeror's written request to do so, which public reaffirmation must also include or be followed by the rejection of any Competing Transaction, if applicable, within five (5) business days;

    (iii)
    Clarington giving a notice of termination to the Offeror pursuant to certain terms of the Support Agreement;

    (iv)
    the Offeror electing not to match a Competing Transaction pursuant to certain terms of the Support Agreement;

    (v)
    at any time before the Effective Date Clarington receives and there is a publicly disclosed Proposed Transaction and the Minimum Deposit Condition has not been satisfied; or

    (vi)
    the Offeror giving a notice of termination to Clarington pursuant to certain terms of the Support Agreement,

then, in any such event, in recognition of the costs and expenses of the Offeror in making the Offer, Clarington will pay to the Offeror the Termination Fee.

Officers' and Directors' Insurance

        From and after the purchase by Industrial Alliance under the Offer of at least 50.1% of the Clarington Shares then outstanding, Industrial Alliance undertakes to cause Clarington to seek "run off" directors' and officers' liability insurance for Clarington's current and former directors and officers, covering claims made prior to or within six (6) years after the Effective Date which has a scope and coverage substantially equivalent in scope and coverage to that provided pursuant to Clarington's current directors' and officers' insurance policy and Industrial Alliance agrees to not take any action to terminate such directors' and officers' insurance.

5.     Purpose of the Offer and Industrial Alliance's Plans for Clarington

        The purpose of the Offer is to enable Industrial Alliance to acquire all of the Clarington Shares. If the conditions of the Offer are satisfied or waived and Industrial Alliance takes up and pays for the Clarington Shares validly deposited under the Offer, Industrial Alliance intends to acquire any Clarington Shares not deposited under the Offer through a Compulsory Acquisition, if available, or, if the Minimum Tender Condition is satisfied, to propose a Subsequent Acquisition Transaction, in each case for consideration per Clarington Share at least equal in value to the consideration paid by Industrial Alliance per Clarington Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Clarington Shares acquired pursuant to the Offer. Although Industrial Alliance intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in Industrial Alliance's ability to effect such a transaction, information subsequently obtained by Industrial Alliance, changes in general economic or market conditions or in the business of Clarington, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, Industrial Alliance reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See Section 7 of this Circular, "Acquisition of Clarington Shares Not Deposited".

Strategic Rationale for the Offer and Anticipated Benefits to be Realized

        Industrial Alliance believes that the successful completion of the Offer and subsequent combination of the mutual fund operations of Industrial Alliance and Clarington will create significant benefits and opportunities that will allow the combined mutual fund operations to better serve its customers, provide it with enhanced financial and other resources. The key factors taken into consideration by Industrial Alliance's Board of Directors in arriving at its decision to proceed with the Offer are summarized below:

  Creates a Scale Player With More Than $10 billion in Retail Funds

  The combination of Industrial Alliance and Clarington will result in over $10.2 billion of combined mutual fund and segregated funds under management and more than 500,000 clients across Canada. The combined operations will have the scale to compete as a strong alternative in the current marketplace.

  Creates Cost Savings for both Shareholders and Mutual Fund Investors Alike

  It is anticipated that Industrial Alliance will use excess capacity and take advantage of its existing infrastructure to create cost synergies that benefit both shareholders and investors in Clarington mutual funds. It is expected that the benefits of combined scale will result in significant improvements to management expense ratios for Clarington mutual fund investors than would otherwise have been available to them as a stand-alone entity.

  Strengthened Operation with a National Presence

  Clarington's strong brand, product offering, and strong distribution capabilities in Ontario and Western Canada are well complemented by Industrial Alliance's balance sheet, affiliated dealer network, and strong Québec presence.

  Broadened Product Development Capabilities

  Industrial Alliance will continue Clarington's commitment to offer financial advisors and their client's innovative products of the highest quality, backed by industry leading levels of support.

        These anticipated benefits are based on various assumptions and are subject to various risks. See "Statements Regarding Forward-Looking Information" above and Section 6 of the Circular "Risk Factors Related to the Offer".

Plans for Clarington

        Industrial Alliance expects to take action to optimize the combined operations of Industrial Alliance and Clarington if the Offer is successful, including implementing the management changes described herein in "Arrangements, Agreements and Understandings — Employment Agreements". Industrial Alliance expects to maintain operations in Toronto, the city in which Clarington currently has its head office. Industrial Alliance plans to merge Clarington with its mutual fund subsidiary.

6.     Risk Factors Related to the Offer

        Shareholders should carefully consider the following risk factors related to the Offer. In addition to the risks set out in the documents incorporated by reference into the Offer and Circular, the proposed combination of the mutual fund operations of Industrial Alliance and Clarington upon the successful completion of the Offer (including any Compulsory Acquisition or Subsequent Acquisition Transaction) is subject to certain risks, including the following:

Industrial Alliance may not realize the operating and other synergies, cost savings and other benefits currently anticipated due to challenges associated with integrating the operations, technologies and personnel of the companies.

        The integration of the mutual fund operations of Industrial Alliance and Clarington may not be as successful as currently anticipated. The Offer has been made with the expectation that its successful completion will result in increased earnings and cost savings by taking advantage of the operating and other synergies (including potential tax synergies) to be realized from the consolidation of the mutual fund operations of Industrial Alliance and Clarington and enhanced growth opportunities resulting from that consolidation. These anticipated benefits will depend in part on whether Industrial Alliance's mutual fund operations and Clarington's operations, technologies and personnel can be integrated in an efficient and effective manner and on the timing and manner of completion of a Subsequent Acquisition Transaction. The failure of Industrial Alliance to meet the challenges involved in successfully integrating the mutual fund operations of Industrial Alliance and Clarington, including the integration of operations, systems and personnel, or otherwise to realize any of the anticipated benefits of the Offer, could impair the results of operations, profitability and financial results of Industrial Alliance. Moreover, the integration of the two operations may result in unanticipated operations problems, expenses and liabilities and diversion of management's attention. As a result of these factors, it is possible that the cost reductions and synergies expected from the combination of mutual funds operations of Industrial Alliance and Clarington will not be realized.

The completion of the combination of the mutual fund operations of Industrial Alliance and Clarington may not be successfully completed without the possibility of shareholders exercising dissent and appraisal rights in connection with a Subsequent Acquisition Transaction.

        In order for Industrial Alliance to acquire all of the issued and outstanding Clarington Shares, it is possible, following the completion of the Offer, that Industrial Alliance may have to effect a Subsequent Acquisition Transaction. A Subsequent Acquisition Transaction may result in shareholders having the right to dissent and demand payment of the fair value of their Clarington Shares and/or Industrial Alliance Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Clarington Shares and/or Industrial Alliance Shares. There is no assurance that a Subsequent Acquisition Transaction can be completed without shareholders exercising dissent rights in respect of a substantial number of Clarington Shares and/or Industrial Alliance Shares, which could result in Industrial Alliance being required to make a very substantial cash payment that could have an adverse effect on Industrial Alliance's liquidity.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction or in the event there is no Compulsory Acquisition or Subsequent Acquisition Transaction, the trading liquidity for Clarington Shares not deposited under the Offer will be reduced, which may affect the price of the Clarington Shares and the ability of a Shareholder to dispose of those Clarington Shares.

        If the Offer is successful, the liquidity and market value of the remaining Clarington Shares held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. Depending upon the number of Clarington Shares acquired pursuant to the Offer, following the completion of the Offer the Clarington Shares may no longer meet the TSX requirements for continued listing. Moreover, to the extent permitted under applicable law and stock exchange regulations, Industrial Alliance may seek to cause the delisting of the Clarington Shares on such exchanges.

        If the TSX was to delist the Clarington Shares, the market for the Clarington Shares could be adversely affected. Although it is possible that the Clarington Shares could be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading quotations will occur. In addition, the extent of the public market for the Clarington Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Clarington Shares remaining at such time and the interest in maintaining a market in the Clarington Shares on the part of securities firms.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments that could delay completion of the Offer or impose conditions on Industrial Alliance and Clarington that could result in an adverse effect on the business or financial condition of Industrial Alliance.

        The Offer is conditional upon, among other things, Industrial Alliance having obtained any approvals, consents and clearances required or deemed appropriate by Industrial Alliance under applicable competition, merger control, antitrust or other similar laws. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals could have an adverse effect on the business, financial condition or results of operations of Industrial Alliance.

Industrial Alliance may not realize the benefits of the combined operation's growth projects.

        As part of its strategy, Industrial Alliance will continue its efforts to develop products and will have an expanded portfolio of such products as a result of the combination of the mutual fund operations of Industrial Alliance and Clarington. A number of risks and uncertainties are associated with the development of these types of products, including regulatory, operating, marketing risks, uncertainties relating to capital and other costs and financing risks.

7.     Acquisition of Clarington Shares Not Deposited

        It is Industrial Alliance's intention that if it takes up and pays for Clarington Shares deposited under the Offer, it will enter into one or more transactions to enable Industrial Alliance or an affiliate of Industrial Alliance to acquire all Clarington Shares not acquired pursuant to the Offer if such transaction is available to be completed. There is no assurance that any such transaction will be completed.

Compulsory Acquisition

        If, within 120 days after the date of the Offer, the Offer is accepted by Shareholders holding not less than 90% of the issued and outstanding Clarington Shares other than Clarington Shares held at the date of the Offer by or on behalf of Industrial Alliance or an affiliate or associate of Industrial Alliance (as defined in the OBCA), and Industrial Alliance acquires such deposited Clarington Shares, then Industrial Alliance intends to acquire the Clarington Shares not deposited under the Offer on the same terms as the Clarington Shares acquired under the Offer pursuant to either the provisions of section 188 of the OBCA (a "Compulsory Acquisition") or pursuant to a Subsequent Acquisition Transaction.

        To exercise its statutory right of Compulsory Acquisition, Industrial Alliance must give notice (the "Offeror's Notice") to each holder of Clarington Shares who did not accept the Offer (and each person who subsequently acquires any such Clarington Shares) (in each case, a "Dissenting Offeree") of such proposed acquisition on or before the earlier of 60 days following the termination of the Offer and 180 days following the date of the Offer. Within 20 days after having given the Offeror's Notice, Industrial Alliance must pay or transfer to Clarington the consideration Industrial Alliance would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates evidencing the Clarington Shares held by such Dissenting Offeree to Clarington and must elect either to transfer such Clarington Shares to Industrial Alliance on the terms on which Industrial Alliance acquired Clarington Shares under the Offer or to demand payment of the fair value of the Clarington Shares by so notifying Industrial Alliance. If the Dissenting Offeree fails to notify Industrial Alliance within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer its Clarington Shares to Industrial Alliance on the same terms (including the offer price) that Industrial Alliance acquired the Clarington Shares under the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of its Clarington Shares, Industrial Alliance may apply to a court having jurisdiction to hear the application to fix the fair value of the Clarington Shares of that Dissenting Offeree. If Industrial Alliance fails to apply to such court within 20 days after it made the payment or transferred the consideration to Clarington, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If no such application is made by the Dissenting Offeree or Industrial Alliance within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Clarington Shares to Industrial Alliance on the same terms that Industrial Alliance acquired Clarington Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Clarington Shares could be more or less than the amounts paid pursuant to the Offer.

        The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to Industrial Alliance. The summary is not intended to be complete and is qualified in its entirety by the provisions of section 188 of the OBCA. Shareholders should refer to section 188 of the OBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 188 of the OBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

Subsequent Acquisition Transaction

        If the Minimum Tender Condition is satisfied and Industrial Alliance takes up and pays for Clarington Shares validly deposited under the Offer and the foregoing statutory right of Compulsory Acquisition described above is not available for any reason or Industrial Alliance determines not to exercise such right, Industrial Alliance intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Clarington and Industrial Alliance, or an affiliate of Industrial Alliance, for the purpose of enabling Industrial Alliance or an affiliate of Industrial Alliance to acquire all Clarington Shares not acquired pursuant to the Offer (a "Subsequent Acquisition Transaction"). Under such a Subsequent Acquisition Transaction, Clarington may continue as a separate subsidiary of Industrial Alliance following the completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Clarington Shares acquired pursuant to the Offer. If the Minimum Tender Condition is satisfied and Industrial Alliance takes up and pays for the Clarington Shares deposited under the Offer, Industrial Alliance should own sufficient Clarington Shares to effect a Subsequent Acquisition Transaction.

        Each type of Subsequent Acquisition Transaction described above would be a "business combination" under Rule 61-501 and a "going private transaction" under Regulation Q-27. In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions". However, if the Subsequent Acquisition Transaction is a "business combination" carried out in accordance with Rule 61-501 or an exemption therefrom and a "going private transaction" carried out in accordance with Regulation Q-27 or an exemption therefrom, the "related party transaction" provisions of Rule 61-501 and Regulation Q-27 will not apply to such transaction. Industrial Alliance intends to carry out any such Subsequent Acquisition Transaction in accordance with Rule 61-501 and Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the "related party transaction" provisions of Rule 61-501 and Regulation Q-27 will not apply to such Subsequent Acquisition Transaction.

        Rule 61-501 and Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a valuation of the affected securities (in this case, the Clarington Shares), and subject to certain exceptions, any non-cash consideration being offered therefor (in this case, the Industrial Alliance Shares) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, Industrial Alliance intends to rely on any available exemption or to seek waivers pursuant to Rule 61-501 and Regulation Q-27 from the OSC and the AMF, respectively, exempting Industrial Alliance or Clarington or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 for certain business combinations, and Regulation Q-27 for certain going private transactions, completed within 120 days after the date of expiry of a formal take-over bid where the consideration under such transaction is at least equal in value and is in the same form as the consideration that was received in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. Industrial Alliance expects to rely on these exemptions.

        Depending on the nature of the Subsequent Acquisition Transaction, the provisions of the OBCA will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Clarington Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a simple majority of the votes cast by "minority" holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders, other than Industrial Alliance, any "related party" of Industrial Alliance or any other "interested party" (within the meaning of Rule 61-501 and Regulation Q-27), including any directors and senior officers of Industrial Alliance, an associate or affiliate of Industrial Alliance as well as their directors and senior officers, and any person acting jointly or in concert with any of the foregoing.

        However, Rule 61-501 and Regulation Q-27 also provide that Industrial Alliance may treat Clarington Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction completed no later than 120 days after the date of expiry of the Offer if, among other things, the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration per Clarington Share paid pursuant to the Offer. Industrial Alliance intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same consideration paid to Shareholders under the Offer, and Industrial Alliance intends to cause Clarington Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction. For this purpose, Industrial Alliance intends to make an application to the AMF such that the Clarington Shares held by Messrs. Stone, Brouwers and Tino will be counted as part of the minority approval required.

        In addition, under Rule 61-501 and Regulation Q-27, if, following the Offer, Industrial Alliance and its affiliates are the registered holders of 90% or more of the Clarington Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory right to dissent and seek fair value (appraisal remedy) or a substantially equivalent enforceable right is made available to the minority shareholders.

        If Industrial Alliance does not effect a Compulsory Acquisition, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, or cannot otherwise complete a Subsequent Acquisition Transaction, Industrial Alliance will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Clarington Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Clarington, or taking no further action to acquire additional Clarington Shares. Any additional purchases of Clarington Shares could be at a price greater than, equal to or less than the price to be paid for Clarington Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, Industrial Alliance may sell or otherwise dispose of any or all Clarington Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Industrial Alliance, which may vary from the terms and the price paid for Clarington Shares under the Offer.

        Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Clarington Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Clarington Shares. The fair value of Clarington Shares so determined could be more or less than the amount paid per Clarington Shares pursuant to the Subsequent Acquisition Transaction or the Offer.

        The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 21 of this Circular, "Certain Canadian Federal Income Tax Considerations". Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

8.     Judicial Developments

        Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Regulation Q-27, Canadian courts had in several instances granted preliminary injunctions to prohibit transactions involving going private transactions. The current trend both in legislation and in Canadian jurisprudence is toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure procedural and substantive fairness to minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

9.     Source of Funds

        Industrial Alliance estimates that if it acquires all of the Clarington Shares pursuant to the Offer and is required to pay the maximum amount of cash payable under the Offer, the total cash required to purchase the Clarington Shares, excluding the 500,000 Clarington Shares owned by the Offeror, is $203,749,920, exclusive of expenses of the Offer. The Offer is not conditional on financing and the majority of the cash portion of the Offering will be provided from Industrial Alliance's liquid resources. Industrial Alliance may also rely on its existing lines of credit. Industrial Alliance's existing credit facilities bear interest and are subject to fees at levels customary for credit facilities of this type and include covenants, representations, warranties, conditions and events of default customary for credit facilities of this type. The principal amount drawn under these facilities is repayable on the maturity date but may also be repaid at the option of Industrial Alliance. Industrial Alliance may issue (the "Preferred Share Offering") approximately $100 million of Tier 1 preferred shares, subsequent to the Expiry Date, to add to its capital structure and repay amounts drawn under its credit facilities. The impact on Industrial Alliance's capital ratio will remain well within the company's target levels with the regulatory Minimum Continuing Capital and Surplus Requirements measuring at approximately 200% after the completion of the transaction. The Offer is not conditional on completion of the Preferred Share Offering and if it does not proceed, Industrial Alliance will use its available liquid resources and, if necessary, lines of credit to fund the balance.

        In order to minimize dilution for Industrial Alliance shareholders, Industrial Alliance intends to use its Normal Course Issuer Bid to repurchase the amount of Industrial Alliance Shares issued under the Industrial Alliance share option commencing immediately following expiry of the Offer, subject to the 2% per month limitation imposed by the TSX, applicable law and market conditions.

10.   Ownership of and Trading in Securities

        No securities of Clarington, other than 500,000 Clarington Shares held by Industrial Alliance, are beneficially owned, directly or indirectly, nor is control or direction exercised over any securities of Clarington, by Industrial Alliance or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable enquiry, by (a) any associate of a director or senior officer of Industrial Alliance, (b) any person holding more than 10% of any class of Industrial Alliance's equity securities, or (c) any person or company acting jointly or in concert with Industrial Alliance.

        Neither Industrial Alliance, nor to the knowledge of the directors and senior officers of Industrial Alliance after reasonable inquiry, any of the persons referred to above has traded in any securities of Clarington during the 12 months preceding the date of the Offer and Circular except for Industrial Alliance which bought Clarington Shares in the open market during the period between July 14, 2005 and October 20, 2005 at different prices ranging from Cdn. $7.73 to Cdn. $8.98.

        As of November 18, 2005, the partners and associates of Cassels Brock & Blackwell LLP, counsel to Industrial Alliance, respectively, beneficially owned, directly or indirectly, less than 1% of the outstanding Industrial Alliance Shares and less than 1% of the outstanding Clarington Shares.

11.   Previous Distributions of Clarington Shares

        The following is based on publicly available information disclosed by Clarington. On March 28, 2005, Clarington completed a $80.6 million initial public offering (the "Clarington Offering") by way of treasury and secondary Offerings. As part of the Clarington Offering, Clarington issued 2,700,000 Clarington Shares from treasury at $13.00 per share.

12.   Previous Purchases and Sales

        Based on publicly available information, since March 28, 2005, the date Clarington completed the Clarington Offering. Clarington has distributed Clarington Shares as follows: 800 Clarington Shares, pursuant to the exercise of Stock Options; and 37,000 Clarington Shares as consideration of a settlement of a liability.

13.   Commitments to Acquire Clarington Shares

        Other than the Lock-Up Agreements, neither Industrial Alliance nor any of the directors or senior officers of Industrial Alliance, nor, to the knowledge of the directors and senior officers of Industrial Alliance after reasonable enquiry, any associate of any director or senior officer of Industrial Alliance, any person or company holding more than 10% of any class of equity securities of Industrial Alliance or any person acting jointly or in concert with Industrial Alliance has entered into any commitments to acquire any securities of Clarington.

14.   Benefits from the Offer

        No person named under Section 10 of this Circular, "Ownership of and Trading in Securities", will receive any direct or indirect benefit from the consummation of the Offer or from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who participates in the Offer.

15.   Arrangements, Agreements or Understandings

        Other than as described above under the heading "Support Agreement" in Section 4 of this Circular and under the headings "Lock-Up Agreements" and "Employment Agreements" in this Section 15 of this Circular and as otherwise may be noted herein, there are no arrangements or agreements made or proposed to be made between Industrial Alliance and any of the directors or senior officers of Clarington and no payments or other benefits are proposed to be made or given by Industrial Alliance by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful. There are no contracts, arrangements or understandings, formal or informal, between Industrial Alliance and any securityholder of Clarington with respect to the Offer or between Industrial Alliance and any person or company with respect to any securities of Clarington in relation to the Offer.

Lock-Up Agreements

        On November 6, 2005, the Offeror entered into Lock-Up Agreements with certain Shareholders, including the following directors and senior officers of Clarington: Terence B. Stone, Chairman and a Director; Adrian J. Brouwers, President, Chief Executive Officer and a Director; Salvatore Tino, Executive Vice-President and Chief Financial Officer; Gavin A. Foo, Vice-President, Finance; Suzanne Grimble, Vice-President and Corporate Development and Secretary; and Mary Joyce S. Empensando, Vice-President, Operations and Compliance and Chief Compliance Officer. In addition, 11 other Shareholders entered into Lock-Up Agreements.

        Pursuant to the Lock-Up Agreements, each Locked-Up Shareholder separately represented as to its beneficial ownership of or control over Clarington Shares. Based on these representations, the Offeror believes that the Locked-Up Shareholders beneficially own or control in the aggregate 3,770,512 Clarington Shares (representing approximately 25.48% of the fully diluted Clarington Shares or approximately 26.58% of the fully diluted Clarington Shares exclusive of the Clarington Shares held by the Offeror). Clarington Shares beneficially owned or controlled by the directors and certain senior officers of Clarington who have entered into Lock-Up Agreements constitute approximately 20.08% of the fully diluted Clarington Shares while Clarington Shares beneficially owned or controlled by the other officers and employees of Clarington who have entered into Lock-Up Agreements constitute approximately 5.40% of the fully diluted Clarington Shares. Subject to the terms and conditions of the Lock-Up Agreements, the Locked-Up Shareholders agreed to accept the Offer and deposit such Clarington Shares (the "Locked-Up Shares") to the Offer, except pursuant to the terms of the provisions of such agreements.

        The following is a summary of the principal terms of the Lock-Up Agreements.

        Acceptance of the Offer.    Pursuant to the Lock-Up Agreements, the Locked-up Shareholders have agreed to accept the Offer, and to validly deposit or cause to be deposited, the Clarington Shares beneficially owned or controlled by the Locked-up Shareholders to the Offer within five (5) business days of the mailing of this Circular and, thereafter, to not withdraw or permit such Clarington Shares deposited under the Offer to be withdrawn from the Offer, except pursuant to the terms and conditions of such agreements.

        Termination of the Lock-Up Agreements.    Each of the Lock-Up Agreements may be terminated in certain circumstances, including:

  (a)
  by mutual consent of the Locked-up Shareholders and the Offeror;

  (b)
  the Offer is not extended in accordance with terms of the Lock-Up Agreements and the Offeror does not take up the Clarington Shares tendered to the Offer (the "Tender Shares") by the Locked-up Shareholder under the Offer on or before 11:59 p.m. (Toronto time) on or before the 50th day after the date of the Offer;

  (c)
  the Offer is extended in accordance with the terms of the Lock-Up Agreements and the Offeror does not take up the Tender Shares under the Offer on or before 5:00 p.m. (Toronto time) on the business day next following the expiration of the Offer; or

  (d)
  the Offeror does not take up the Tender Shares tendered to the Offer by the Locked-up Shareholder under the Offer on or before 11:59 p.m. (Toronto time) on March 31, 2006, subject to extension with the consent of the parties to the Lock-Up Agreements.

        In addition, certain shareholders of Clarington that beneficially own or control 5.40% of the Clarington Shares have entered into Lock-Up Agreements that provide that the Lock-Up Agreements may also be terminated in the event that a Competing Transaction is announced and the Offeror does not elect to match such Competing Transaction in the manner contemplated by the Support Agreement and the Board of the Clarington withdraws its recommendation to the Shareholders to accept the Offer and makes a recommendation to accept the Competing Transaction (the "Additional Circumstance").

        The terms of the Lock-Up Agreements not subject to the Additional Circumstance also provide that at any time prior to the termination of these agreements, the Offeror or the Locked-up Shareholder may request that the Tender Shares be placed in escrow with an independent third party escrow agent approved by both parties, acting reasonably (the "Escrow Agent"). The terms of the escrow include:

  (a)
  the Tender Shares shall be deposited in certificated form together with the letter of transmittal relating to the Offer, duly completed by the Locked-up Shareholder and specifying the Escrow Agent as payee of any cash consideration payable and/or as the party to whom the share certificate representing any share consideration deliverable, as may apply, in exchange for the Tender Shares under the Offer. If there is a Competing Transaction, the Locked-up Shareholder shall complete in a similar manner and deliver to the Escrow Agent the letter of transmittal or equivalent document relating to such Competing Transaction;

  (b)
  the Escrow Agent shall deposit the Tender Shares to the Offer forthwith following the later of the making of the Offer or the deposit of the Tender Shares into escrow together with the related letter of transmittal completed as provided above;

  (c)
  if the Offeror takes up the Tender Shares under the Offer, immediately following receipt of the consideration which the Offeror is obligated to deliver in exchange for the Tender Shares under the Offer, the Escrow Agent shall as promptly as practicable deliver to the Locked-up Shareholder cash and/or share consideration having a value under the terms of the Offer equal to $14.25 per share, and shall remit the balance of the cash and/or share consideration in like manner to the Offeror, less the amount of any fees owing to the Escrow Agent. Where the consideration receivable is part cash and part shares, the ratio of share to cash consideration shall be as directed by the Locked-up Shareholder and the Offeror, acting reasonably, to the extent of availability of the relevant consideration;

  (d)
  if there is a Competing Transaction, and the Offeror has not taken up the Tender Shares under the Offer by or before the fifth business day prior to the expiry of the Competing Transaction and the Offeror directs the Escrow Agent to do so, the Escrow Agent shall forthwith withdraw the Tender Shares from the Offer and deposit the Tender Shares to the Competing Transaction, together with the completed letter of transmittal or equivalent document. The agreement with the Escrow Agent shall provide that the Escrow Agent shall withdraw the Tender Shares from the Competing Transaction forthwith upon being directed to do so by the Offeror. Immediately following receipt of the consideration which the bidder or issuer is obligated to deliver in exchange for the Tender Shares under the Competing Transaction, the Escrow Agent shall as promptly as practicable deliver to the Locked-up Shareholder cash and/or share consideration having a value under the terms of the Competing Transaction equal to $14.25 per share, and shall remit the balance of the cash and/or share consideration in like manner to the Offeror, less the amount of any fees owing to the Escrow Agent.

    Where the consideration receivable is part cash and part shares, the ratio of share to cash consideration shall be as agreed upon between the Locked-up Shareholder and the Offeror, acting reasonably, to the extent of availability of the relevant consideration; and

  (e)
  if the Tender Shares have not been taken up and paid for under the Offer or acquired pursuant to a Competing Transaction by the expiry of the non-withdrawal period provided for in the Lock-Up Agreement, the Escrow Agent shall forthwith deliver the Tender Shares to the Lock-Up Shareholder, and the Lock-Up Shareholder shall have no further obligations under the Lock-Up Agreement.

        Covenants of the Locked-up Shareholders.    Each of the Locked-up Shareholders agreed that until the earlier of the expiry or termination of the Offer, the Locked-up Shareholders:

  (a)
  shall not, directly or indirectly, unless the Lock-Up Agreement is terminated prior to the making of the Offer, take action of any kind which may reduce the likelihood of success of the Offer, including, without limitation, any action or inaction to initiate, encourage, assist or participate in proposals or offers from any person, entity or group in connection with the acquisition or disposition of all or any substantial part of Clarington's issued and outstanding securities, or any amalgamation, merger, arrangement, sale of all or any substantial part of the assets of Clarington or any subsidiary thereof, tender or exchange offer, reorganization, recapitalization, liquidation or winding-up, or other business combination, or any other transaction which interferes, by delay or otherwise, with the transactions contemplated hereby including the Offer. The Locked-up Shareholder shall notify the Offeror forthwith upon becoming aware of any proposal or offer referred to in the preceding sentence and provide the Offeror with full particulars (including the identity of any prospective offeror) known to the Locked-up Shareholder at the time regarding such proposal or offer;

  (b)
  shall also not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Tender Shares, including, but not limited to, the sale of any direct or indirect holding company of the Locked-up Shareholder or the granting of a proxy on the Tender Shares of any direct or indirect holding company of the Locked-up Shareholder which would have, indirectly, the effect prohibited by the Lock-Up Agreement; and

  (c)
  shall use all commercially reasonable efforts to assist the Offeror to successfully complete the transactions contemplated by the Lock-Up Agreements, including using its reasonable best efforts to keep its nominees on the board of directors of Clarington, co-operating (and using its best efforts to cause Clarington to co-operate) with the Offeror in making all requisite regulatory filings, and giving evidence in relation thereto, and in mailing or otherwise making and successfully completing the Offer and the acquisition of all outstanding Clarington Shares pursuant to the Offer. The Locked-up Shareholder shall also promptly advise the Offeror orally and in writing of any change known to the Locked-up Shareholder in the condition (financial or otherwise), properties, assets, liabilities, operations or business of Clarington or any of its affiliates or associates that is likely to be materially adverse to Clarington and its affiliates or associates considered on a consolidated basis.

        Notwithstanding its covenants under the Lock-Up Agreement, the Locked-up Shareholder shall not be required to take any action that, with the written advice of counsel, would constitute a breach of their fiduciary duties to Clarington and the Shareholders.

Employment Agreements

        In connection with the Offer, Industrial Alliance entered into agreements dated November 6, 2005 with each of Terence Stone, Chairman of Clarington (the "Stone Agreement"), Adrian Brouwers, President and Chief Executive Officer of Clarington (the "Brouwers Agreement"), and Salvatore Tino, Executive Vice-President and Chief Financial Officer of Clarington (the "Tino Agreement" and together with the Stone Agreement and the Brouwers Agreement, the "Agreements"). Pursuant to the Agreements, Industrial Alliance offered certain modifications to the existing employment agreements between each of Messrs. Stone, Brouwers and Tino and Clarington's subsidiary ClaringtonFunds Inc. These modifications are conditional upon the successful completion of the Offer and shall be effective as of the date of completion of the Offer.

        The Agreements provide that the existing employment agreements of Messrs. Stone, Brouwers and Tino will remain substantially the same as their current employment agreements, subject to the following exceptions. Pursuant to the Stone Agreement, Mr. Stone will be retained as the Vice-Chairman of ClaringtonFunds. Pursuant to the Brouwers Agreement, Mr. Brouwers will be retained as the Vice-Chairman and Executive Vice President of Sales and Marketing of ClaringtonFunds. In addition, the Agreements also provide that upon the termination without cause of Messrs. Stone, Brouwers and Tino, as the case may be, such person shall be entitled to receive his then current base salary, bonus and all benefits, all indexed annually for inflation, for a period of 36 months from the date of termination, provided that such payments to that person shall not exceed an aggregate maximum value of $1.5 million. Under their current employment agreements, each of Messrs. Stone, Brouwers and Tino are entitled to receive the same amounts for a period of 36 months but are not subject to a maximum amount. Pursuant to the Agreements, each of Messrs. Stone, Brouwers and Tino may terminate their respective employment within the first 18 months of the effective date of the Offer (the "Initial Period") on six months written notice and thereafter on three months written notice. Under their current employment agreements, each of Messrs. Stone, Brouwers and Tino must only provide Clarington with three months written notice. In the event that Messrs. Stone, Brouwers or Tino elect to terminate their respective employment within the Initial Period, he shall not be entitled to receive any salary, bonus or benefits after the date of termination, except to the extent that such remuneration relates to services performed or expenses incurred prior to the date of termination. In the event that Messrs. Stone, Brouwers or Tino elect to terminate their respective employment at any time after the Initial Period, then he shall be entitled to receive his then current base salary, bonus and all benefits for a period of twelve months from the date of termination, provided that such payments shall not exceed an aggregate maximum value of $500,000. Under their current employment agreements, Messrs. Stone, Brouwers and Tino are not entitled to any compensation if they elect to terminate their respective employment, except to the extent that such remuneration relates to services performed or expenses incurred prior to the date of termination.

        The Agreements provide that Messrs. Stone, Brouwers or Tino shall not, during the term of their respective employment and until the later of 24 months following the effective date of the Offer or one year after the date of termination of their respective employment by any party for any reason, within Canada, engage in any business that is similar to or competitive with the business of Clarington. Under their current employment agreements, Messrs. Stone, Brouwers and Tino must not compete with Clarington for a period of one year following the termination of their respective employment. Pursuant to the Agreements, for a period of 24 months after the termination of their respective employment, the respective employee shall not contact any dealer who is engaged in the sale of mutual funds for the purpose of soliciting business away from Clarington, or solicit or induce any individual who is at such time an employee of Clarington to leave Clarington for any reason whatsoever, or hire or attempt to hire any individual who is at such time an employee of Clarington. Under their current employment agreements, Messrs. Stone, Brouwers and Tino have each covenanted to not solicit business or employees from Clarington for a period of one year following termination of employment.

16.   Material Changes and Other Information

        Except as disclosed elsewhere in this Circular, Industrial Alliance has no information which indicates any material change in the affairs of Clarington since the date of the last published financial statements of Clarington, and Industrial Alliance has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

        On November 14, 2005, CI Financial announced its intention to make an offer for all of the Clarington Shares valued at $14.75 cash per share, subject to certain conditions. As at November 17, 2005, to the knowledge of the Offeror, no formal offer had been made.

        In light of observations contained in the report tabled November 17, 2005 at the Ontario Superior Court of Justice by RSM Richter Inc. in its capacity as the court-appointed receiver of the Norshield Companies ("Norshield"), Industrial Alliance has decided to take an additional provision of $64.9 millionn ($43.4 Million after tax) with respect to its investment in Norshield. This provision, added to that of $13 million that was announced on November 2, 2005, brings Industrial Alliance's total Norshield provision to $77.9 million, which corresponds to its total investment in Norshield.

17.   Stock Exchange Listing Applications

        The TSX has conditionally approved the listing of the Industrial Alliance Shares to be issued in connection with the Offer, subject to standard terms and conditions.

18.   Effect of the Offer on the Market for and Listing of Clarington Shares

        The purchase of Clarington Shares by Industrial Alliance pursuant to the Offer will reduce the number of Clarington Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of Clarington Shares acquired by Industrial Alliance, could materially adversely affect the liquidity and market value of any remaining Clarington Shares held by the public.

        The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Clarington Shares from the TSX. Among such criteria is the number of Shareholders, the number of Clarington Shares publicly held and the aggregate market value of the Clarington Shares publicly held. Depending on the number of Clarington Shares purchased under the Offer, it is possible that the Clarington Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Clarington Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Clarington Shares. If permitted by applicable law, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, Industrial Alliance intends to apply to delist the Clarington Shares from the TSX. If the Clarington Shares are delisted from the TSX, the extent of the public market for the Clarington Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Clarington Shares publicly held and the aggregate market value of the Clarington Shares remaining at such time, the interest in maintaining a market in Clarington Shares on the part of securities firms, whether Clarington remains subject to public reporting requirements in Canada and the United States and other factors.

        After the purchase of the Clarington Shares under the Offer, Clarington may cease to be subject to the public reporting and proxy solicitation requirements of the OBCA and the securities laws of Canada.

19.   Regulatory Matters

        Industrial Alliance's obligation to take up and pay for Clarington Shares tendered under the Offer is conditional upon all regulatory approvals having been obtained on terms satisfactory to Industrial Alliance, acting reasonably.

        The distribution of the Industrial Alliance Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws. While the resale of Industrial Alliance Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

        The Offer is being made in compliance with applicable Canadian and U.S. rules governing take-over bids and tender offers, respectively.

Competition Act

        The Competition Act requires a pre-merger notification to the Commissioner for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold.

        Specifically, in the case of voting share acquisition transactions pre-merger notification is required where (a) the parties and their affiliates, in the aggregate, have assets in Canada, or gross annual revenues from sales in, from or into Canada, in excess of Cdn.$400 million and (b) the corporation whose shares are being acquired carries on an operating business in Canada, of which the value of the Canadian assets, or the annual gross revenues from sales in or from Canada generated from such assets, exceeds Cdn.$50 million. In the case of an acquisition of voting shares of a corporation that has publicly-traded voting shares, the transaction must also result in the acquirer, or acquirers, together with its or their affiliates, owning voting shares which carry more than 20% of the outstanding votes attached to all outstanding voting shares of the corporation (or more than 50% if the acquirer(s) already hold(s) 20% or more).

        If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Commissioner and the applicable waiting period must expire or be waived by the Commissioner before the proposed transaction may be completed, unless the parties apply for and the Commissioner grants, an advance ruling certificate under section 102 of the Competition Act (an "ARC"). Industrial Alliance may choose to file either a short-form (generally, with a 14-day waiting period) or a long-form (generally, with a 42-day waiting period) application. The Commissioner's review of a transaction, and communication of her intention as to whether or not to oppose a transaction or to grant an ARC may take longer than the statutory waiting period.

        Whether or not a pre-merger filing is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a "merger" (as defined in the Competition Act), and if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved. The Competition Tribunal may also issue an interim order under the Competition Act prohibiting the completion of the merger for a period of up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(l)(b) of the Competition Act in connection with the merger and that, in her opinion, more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the merger on competition under Section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim orders may be extended for an additional period of up to 30 days where the Competition Tribunal finds that the Commissioner is unable to complete her inquiry because of circumstances beyond her control.

        The purchase of Clarington Shares pursuant to the Offer requires pre-merger notification to the Commissioner and Industrial Alliance's acquisition of control of Clarington would be a "merger" for the purposes of the merger provisions of the Competition Act. Industrial Alliance does not currently intend to take up and pay for Clarington Shares pursuant to the Offer unless Industrial Alliance has obtained, on terms acceptable to Industrial Alliance, all approvals, consents and clearances required or deemed appropriate by Industrial Alliance in respect of the purchase of the Clarington Shares under the Competition Act and any other applicable competition, merger control, antitrust or other similar law or regulation.

National Instrument 81-102 Mutual Funds

        The provisions of National Instrument 81-102 — Mutual Funds ("NI 81-102") require that the approval of the OSC, AMF and the other securities commissions or similar regulatory authorities in each of the provinces and territories of Canada (the "Securities Regulators") be obtained in connection with a change in control of any manager of a public mutual fund in Canada. As Clarington Funds Inc., a wholly-owned subsidiary of Clarington, is the manager of mutual funds governed by NI 81-102, application will be made to the Securities Regulators for approval of the indirect change of control of Clarington Funds Inc. represented by the successful completion of the Offer.

        NI 81-102 also provides that Clarington cannot continue to act as the manager of the Mutual Funds unless securityholders of the Clarington Funds and the Clarington Target Click Funds are provided with not less than 60 days' prior notice of the change in control of Clarington resulting from the Offer. Clarington has made an application for a decision to abridge the 60-day notice period to a 35 day notice period on any change of control under the condition that no changes are made to the portfolio management operations of the Funds during the 60-day period following the given notice of the change of control to securityholders of the funds. Clarington is in the process of preparing and mailing notice of the proposed change of control of Clarington to such securityholders.

Other Securities Regulatory Approvals or Notifications

        The Securities Laws of some provinces require that notice be given to the applicable Securities Regulator, or the approval or non-objection of the applicable Securities Regulator be given or obtained in respect of a direct or indirect change of control or acquisition of a material interest of a registrant in those provinces. Industrial Alliance and Clarington will give such notices and will make the necessary applications for such approvals.

        Canadian securities laws preclude Industrial Alliance from entering into any agreement, commitment or understanding with any shareholder that has the effect of providing to such holder consideration of greater value than that offered to the other shareholders pursuant to the Offer. Industrial Alliance will apply for a decision from the relevant Canadian securities regulatory authorities that the Agreements (as defined herein above) are not being made to increase the value of the consideration paid to Messrs. Stone, Brouwers and Tino for their Clarington Shares and may be entered into despite the prohibition mentioned above. Please refer to the heading "Employment Agreements" in Section 15 of this Circular. Additionally, in view of the Agreements, Industrial Alliance will apply for a decision from the AMF providing that the Clarington Shares tendered to the Offer by Messrs. Stone, Brouwers and Tino may be included for the purposes of determining whether the requisite minority approval of any Subsequent Acquisition Transaction has been obtained in accordance with Regulation Q-27. Please refer to the heading "Acquisition of Clarington Shares Not Deposited — Subsequent Acquisition Transaction" in Section 7 of this Circular.

20.   Certain Canadian Federal Income Tax Considerations

        In the opinion of Cassels Brock & Blackwell LLP, counsel to Industrial Alliance, the following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Clarington Shares who sells Clarington Shares pursuant to this Offer or otherwise disposes of Clarington Shares pursuant to certain transactions described in Section 7 of this Circular, "Acquisition of Clarington Shares Not Deposited", and who, at all relevant times, for purposes of the application of the Tax Act, (1) deals at arm's length and is not affiliated with Clarington or Industrial Alliance; (2) holds the Clarington Shares as capital property; and (3) following the completion of the Offer will not, either alone or together with other persons with whom they do not deal at arm's length, either control Industrial Alliance or beneficially own shares of Industrial Alliance which have a fair market value in excess of 50% of the fair market value of all outstanding shares of Industrial Alliance (a "Holder"). Generally, the Clarington Shares will be capital property to a Holder provided the Holder does not hold those Clarington Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. This summary does not address all issues relevant to shareholders who acquired their Clarington Shares on the exercise of an employee stock option. Such shareholders should consult their own tax advisors.

        This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel's understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency ("CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, shareholders should consult their own tax advisors having regard to their own particular circumstances.

Holders Resident in Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada (a "Resident Holder"). Certain Resident Holders, whose Clarington Shares might not otherwise be capital property, may, in certain circumstances, be entitled to have the Clarington Shares and all other "Canadian securities", as defined in the Tax Act, owned by such Resident Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. This portion of the summary is not applicable to a shareholder that is a "specified financial institution" or to a shareholder an interest in which is a "tax shelter investment" as defined in the Tax Act, or, for purposes of certain rules applicable to securities held by financial institutions (referred to as the "market-to-market" rules), a "financial institution", as defined in the Tax Act. Such shareholders should consult their own tax advisors.

  Sale Pursuant to the Offer

        As a result of the operation of various terms of the Offer, Shareholders may receive a combination of cash and Industrial Alliance Shares as consideration for their Clarington Shares. In such circumstances, Shareholders are deemed to dispose of a fraction of each of their Clarington Shares exclusively for cash and the remaining fraction of each of such Clarington Shares exclusively for a fraction of an Industrial Alliance Share. The fraction of each Clarington Share disposed of exclusively for a fraction of an Industrial Alliance Share will be equal to the fraction obtained by dividing the total fair market value of all of the Industrial Alliance Shares received by a Shareholder by the sum of the fair market value of such Industrial Alliance Shares and the total amount of cash received by that Shareholder. The balance of each such Clarington Share, if any, will be disposed of for cash. Each disposition of a fraction of a Clarington Share for a fraction of an Industrial Alliance Share and disposition of a fraction of a Clarington Share for cash will be regarded as separate transactions for the purposes of computing the Shareholder's capital gain or capital loss.

        A Shareholder will realize a capital gain, or capital loss, in respect of each Clarington Share (or fraction thereof) that is disposed of for cash to the extent that the amount of cash received for each such Clarington Share (or fraction thereof) exceeds, or is exceeded by, the sum of the adjusted cost base of such Clarington Share (or fraction thereof) to the Shareholder and any reasonable costs of disposition. Such capital gain or capital loss will be subject to the income tax treatment described below under "Taxation of Capital Gains and Capital Losses". In respect of each Clarington Share (or fraction thereof) that is disposed of for a fraction of an Industrial Alliance Share, unless the Shareholder includes any portion of the capital gain or capital loss otherwise determined in respect of such Clarington Share (or fraction thereof) in computing the Shareholder's income for the taxation year in which the disposition occurs, the Shareholder will be deemed under the Tax Act to have disposed of it for proceeds of disposition equal to the Shareholder's adjusted cost base in respect of such Clarington Share (or fraction thereof) immediately before the disposition, and to have acquired the fraction of the Industrial Alliance Share received in exchange therefor at a cost equal to such proceeds of disposition.

  Taxation of Capital Gains and Capital Losses

        Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") and will be entitled to deduct one-half of the amount of any capital loss (an "allowable capital loss") against taxable capital gains realized by the Shareholder in the year of disposition. Any allowable capital losses in excess of such taxable capital gains may be carried back and deducted in any of the preceding three years, or carried forward and deducted in any following year, against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

        The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Clarington Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such Clarington Share to the extent and under the circumstances specified in the Tax Act. Similar rules may apply where a Clarington Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own advisors regarding these rules.

        A Resident Holder that is throughout the year a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable for a refundable tax of 6 2/3% on investment income, including taxable capital gains realized and dividends received or deemed to be received in respect of the Clarington Shares (but not dividends or deemed dividends that are deductible in computing taxable income).

        Capital gains realized by individuals or trusts, other than certain trusts, may be subject to alternative minimum tax. The Tax Act provides that the tax payable by individuals and such trusts is the greater of the tax otherwise determined and an alternative minimum tax. Shareholders should consult their own tax advisors with respect to the alternative minimum tax provisions.

  Acquisition of Clarington Shares Not Deposited

        As described under "Acquisition of Clarington Shares Not Deposited" in this Circular, the Offeror may acquire Clarington Shares not deposited under the Offer pursuant to the statutory right of Compulsory Acquisition under section 188 of the OBCA. A Resident Holder whose Clarington Shares are acquired pursuant to a Compulsory Acquisition generally will be subject to the respective tax treatments described above.

        As further described under "Acquisition of Clarington Shares Not Deposited" in this Circular, it is Industrial Alliance's current intention to consider other means of acquiring, directly or indirectly, all of the remaining Clarington Shares in accordance with applicable law, including a Subsequent Acquisition Transaction. In the event the Offeror undertakes a Subsequent Acquisition Transaction involving Clarington, the tax consequences to the Resident Holders who do not tender their Clarington Shares to the Offer would depend upon the nature of the particular transaction undertaken and may be substantially the same as, or materially different from, those described above, depending upon the exact manner in which the transaction is carried out.

        Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Clarington Shares acquired pursuant to such transactions.

Holders Not Resident in Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Clarington Shares in a business carried on in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

  Sale Pursuant to the Offer

        A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Clarington Shares, unless the Clarington Shares are "taxable Canadian property", as defined in the Tax Act, to the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. If the Clarington Shares constitute, or are deemed to constitute, taxable Canadian property to a particular Non-Resident Holder, the tax consequences on the disposition or deemed disposition thereof under the Offer described above under "Holders Resident in Canada" generally will apply (subject to the terms of any applicable income tax treaty) and, in certain circumstances, the notification and withholding provisions of section 116 of the Tax Act may apply to the Non-Resident Holder.

        Generally, the Clarington Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that (1) the Clarington Shares are listed on a prescribed stock exchange (which includes the TSX) at that time, and (2) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, or the Non-Resident Holder together with all such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of Clarington at any time during the 60-month period that ends at that time. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Clarington Shares could be deemed to be taxable Canadian property.

  Acquisition of Clarington Shares Not Deposited

        As described in "Acquisition of Clarington Shares Not Deposited" in this Circular, the Offeror may, in certain circumstances, acquire Clarington Shares pursuant to a Compulsory Acquisition under section 188 of the OBCA. If the Clarington Shares are not listed on a prescribed stock exchange at the time of disposition, they will be "taxable Canadian property" to a Non-Resident Holder. See discussion below under the heading "Delisting of Clarington Shares". Where a Non-Resident Holder disposes of Clarington Shares that are taxable Canadian property to the holder, the disposition may give rise to a capital gain. If such capital gain is not exempt from Canadian income tax under the terms of an applicable income tax treaty, the tax consequences as described above under "Taxation of Capital Gains and Capital Losses" generally will apply. In addition, if the Clarington

Shares are not listed on a prescribed stock exchange at the time of disposition, the notification and withholding provisions of section 116 of the Tax Act will apply to a Non-Resident Holder.

        In the event the Offeror undertakes a Subsequent Acquisition Transaction involving Clarington, the tax consequences to Non-Resident Holders that do not tender their Clarington Shares under the Offer would depend upon the exact manner that the particular transaction is undertaken. Such tax consequences may include a deemed dividend, a capital gain or loss, or both a deemed divided and a capital gain or capital loss.

        Any interest or dividends received or deemed received by Non-Resident Holders in connection with the disposition of their Clarington Shares will be subject to non-resident withholding tax at a rate of 25% or such lower rate as may be provided for under the terms of an applicable income tax treaty.

        Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Clarington Shares acquired pursuant to such transactions.

  Delisting of Clarington Shares

        As noted in Section 18 of this Circular, "Effect of the Offer on the Market and Listing of Clarington Shares", Clarington Shares may cease to be listed on the TSX following the completion of the Offer and may not be listed on the TSX at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-Resident Holders are cautioned that if the Clarington Shares are not listed on a prescribed stock exchange at the time they are disposed of: (1) the Clarington Shares will be taxable Canadian property to the Non-Resident Holder; (2) the Non-Resident Holder may be subject to income tax under the Tax Act in respect of any capital gain realized on such disposition, subject to any relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident; and (3) the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder, in which case Industrial Alliance will be entitled, pursuant to the Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Holder.

21.   Depositary

        Industrial Alliance has engaged Computershare Investor Services Inc. to act as Depositary for the receipt of certificates in respect of Clarington Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Clarington Shares purchased by Industrial Alliance pursuant to the Offer. The Depositary will receive reasonable and customary compensation from Industrial Alliance for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Industrial Alliance has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities laws, and expenses in connection with the Offer.

22.   Financial Advisor, Dealer Managers and Soliciting Dealer Group

        Industrial Alliance has engaged the services of Scotia Capital Inc. to act as its financial advisor in connection with the Offer. In addition, the Offeror has engaged the services of Scotia Capital Inc. to act as dealer manager in connection with the Offer in Canada and Scotia Capital (USA) Inc. to act as dealer manager in connection with the Offer in the United States. Scotia Capital Inc. and Scotia Capital (USA) Inc. will be reimbursed by the Offeror for out-of-pocket expenses, including fees of legal counsel, and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection with the Offer.

        Scotia Capital Inc. will form and manage a soliciting group (the "Soliciting Dealer Group") to solicit acceptances of the Offer by Shareholders. The Soliciting Dealer Group will include members of the Investment Dealers Association of Canada and the TSX and the TSX Venture Exchange. In general, the Offeror will pay to any member of the Soliciting Dealer Group whose name appears on the designated place on a duly executed and delivered Letter of Acceptance and Transmittal accompanying a deposit of Clarington Shares, a solicitation fee of Cdn.$0.07 per Share deposited and taken up and paid for pursuant to the Offer, provided the solicitation fee in respect of any single depositing beneficial owner of Clarington Shares shall not be less than Cdn.$125.00 nor more than $1,500.00 (provided that in the case of a beneficial owner of less than 1,000 Clarington Shares which are deposited to the Offer, no solicitation fee is payable).

        Except as set forth above, Industrial Alliance will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Clarington Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who transmit their Clarington Shares directly to the Depositary or who make use of the facilities of a member of the Soliciting Dealer Group.

23.   Legal Matters

        Industrial Alliance is being advised in respect of certain matters concerning the Offer by, and the opinions contained under "Certain Canadian Federal Income Tax Consideration" have been provided by, Cassels Brock & Blackwell LLP, Canadian counsel to Industrial Alliance.

24.   Offeree's Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

25.   Documents Filed as Part of the U.S. Registration Statement

        A registration statement on Form F-80 has been filed by Industrial Alliance with the U.S. Securities and Exchange Commission ("SEC") under the U.S. Securities Act relating to the Offer. The following documents have been or will be filed with the SEC, either separately or as exhibits to the registration statement of which this Offer and Circular forms a part, insofar as called for by the SEC's Form F-80: (i) this Offer and Circular; (ii) the Letter of Transmittal accompanying this Offer and Circular; (iii) the Notice of Guaranteed Delivery accompanying this Offer and Circular; (iv) the Support Agreement; (v) the documents incorporated by reference herein listed under "Documents Incorporated by Reference"; (vi) the consents of each of Samson Bélair / Deloitte & Touche s.e.n.c.r.l., Chartered Accountants, Cassels Brock & Blackwell LLP and Michael Sanschagrin and Denis Ricard, Fellows of the Canadian Institute of Actuaries and Appointed Actuaries; (vii) certain powers of attorney; and (viii) the appointment as agent for service of process and undertaking on Form F-X.

26.   Directors' Approval

        The contents of the Offer and Circular have been approved, and the sending of the Offer and Circular to the Shareholders has been authorized, by the Board of Directors of Industrial Alliance.

CONSENT OF CASSELS BROCK & BLACKWELL LLP

TO: THE DIRECTORS OF INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC.

        We hereby consent to the references to our name and to our opinion contained under the headings, "Legal Matters" and "Certain Canadian Federal Income Tax Considerations", respectively, in the take-over bid circular accompanying the offer to purchase dated November 18, 2005 made by Industrial Alliance Insurance and Financial Services Inc. to shareholders of Clarington Corporation.

(Signed) CASSELS BROCK & BLACKWELL LLP

Toronto, Ontario
November 18, 2005

CONSENT OF APPOINTED ACTUARIES

November 18, 2005

TO: THE DIRECTORS OF INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC.

        We hereby consent to the reference of our opinion contained in the audited financial statements of Industrial Alliance Insurance and Financial Services Inc. (the "Corporation") as at and for the year ended December 31, 2004, which is incorporated by reference in the Offer of the Corporation dated November 18, 2005.

(Signed) MICHEL SANSCHAGRIN
Michel Sanschagrin
Fellow of the Canadian Institute of Actuaries

(Signed) DENIS RICARD
Denis Ricard
Fellow of the Canadian Institute of Actuaries

AUDITORS' CONSENT

        We have read the Offer to Purchase of Industrial Alliance Insurance and Financial Services Inc. ("Industrial Alliance") dated November 18, 2005 relating to the offer made by Industrial Alliance to purchase all of the issued and outstanding common shares of Clarington Corporation (the "Circular"). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of Industrial Alliance on the consolidated balance sheets and consolidated statements of net assets of its segregated funds as at December 31, 2004 and 2003 and the consolidated statements of income, participating policyholders' account, contributed surplus, shareholders' retained earnings, cash flows and changes in net assets of its segregated funds for each of the years in the two year period ended December 31, 2004. Our report is dated February 3, 2005.

(Signed) SAMSON BÉLAIR / DELOITTE & TOUCHE s.e.n.c.r.l.
Chartered Accountants

November 18, 2005
Quebec, Quebec, Canada

CERTIFICATE

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. For the purpose of the Province of Quebec, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.

Dated: November 18, 2005.

By: (Signed) YVON CHAREST President and Chief Executive Officer	By: (Signed) DENIS RICARD Senior Vice-President and Chief Actuary Acting Chief Financial Officer

By: (Signed) LISA LACHAPELLE Director	By: (Signed) MICHEL GERVAIS Director

C-1

NOTE: The following compilation report is provided solely in order to comply with applicable requirements of Canadian securities law. It should be noted that to report in accordance with Public Company Accounting Oversight Board Auditing Standards (PCAOBAS) on a compilation of pro forma financial statements an examination greater in scope than that performed under Canadian standards would be required.

C-2

COMPILATION REPORT ON PRO FORMA FINANCIAL STATEMENTS

To the Directors of
    Industrial Alliance Insurance and Financial Services Inc.

        We have read the accompanying unaudited pro forma consolidated balance sheet of Industrial Alliance Insurance and Financial Services Inc. (the "Company") as at September 30, 2005 and unaudited pro forma consolidated income statements for the nine months then ended and for the year ended December 31, 2004, and have performed the following procedures.

1.
Compared the figures in the column captioned "Industrial Alliance" to the restated unaudited consolidated financial statements of the Company as at September 30, 2005 and for the nine months then ended, and the audited consolidated income statement of the Company for the year ended December 31, 2004, respectively, and found them to be in agreement.

2.
Compared the figures in the column captioned "Clarington Corporation" to the unaudited consolidated financial statements of Clarington Corporation as at June 30, 2005 and for the nine months then ended, and to the unaudited consolidated statement of income of Clarington Corporation for the three-month period ended December 31, 2004 and to the audited statement of income of Clarington Corporation for the nine-month period ended September 30, 2004 and found them to be in agreement.

3.
Made enquiries of certain officials of the company who have responsibility for financial and accounting matters about:

(a)
the basis for determination of the pro forma adjustments; and

(b)
whether the pro forma financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

        The officials:

  (a)
  described to us the basis for determination of the pro forma adjustments, and

  (b)
  stated that the pro forma statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

4.
Read the notes to the pro forma statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.
Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "Industrial Alliance" and "Clarington Corporation" as at September 30, 2005 and for the nine months then ended, and for the year ended December 31, 2004, and found the amounts in the column captioned "Pro forma consolidated" to be arithmetically correct.

        A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(Signed) SAMSON BÉLAIR / DELOITTE & TOUCHE s.e.n.c.r.l.
Chartered Accountants

November 18, 2005
Quebec, Quebec, Canada

COMMENTS BY INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS FOR
U.S. READERS ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCES

        The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. The standards of the Public Company Accounting Oversight Board (United States) do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of earnings would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under United States standards, we would be unable to express any opinion with respect to the compilation of the accompanying unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of earnings.

(Signed) SAMSON BÉLAIR / DELOITTE & TOUCHE s.e.n.c.r.l.
Independent Registered Chartered Accountants

November 18, 2005
Quebec, Quebec, Canada

The following selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such as payments pursuant to change of control provisions or integration costs which may be incurred as a result of the acquisition.

INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
As at September 30, 2005
(unaudited)
(millions of dollars)

	Industrial Alliance	Clarington Corporation	Adjustments	Note 3	Pro forma
Assets
Invested assets
Bonds	6,659.9	—	(64.6)	(c)	6,595.3
Mortgages	2,457.5	—	—	—	2,457.5
Stocks	1,101.9	—	(4.2)	(a)	1,097.7
Real estate	447.1	—	—	—	447.1
Policy loans	180.5	—	—	—	180.5
Short-term investments	13.9	1.8	—	—	15.7
Cash and cash equivalents	230.6	6.8	(200.0)	(a) (c)	37.4
Other invested assets	41.8	—	—	—	41.8

	11,133.2	8.6	(268.8)	—	10,873.0
Goodwill	126.5	—	202.7	(a) (b)	329.2
Other assets	363.1	94.4	(30.0)	(d)	427.5

	489.6	94.4	172.7	—	756.7
General Funds Assets	11,622.8	103.0	(96.1)	—	11,629.7

Segregated Funds Net Assets	7,027.0	—	—	—	7,027.0

Liabilities
Policy liabilities
Provisions for future policy benefits	8,558.6	—	—	—	8,558.6
Provisions for dividends to policyholders and experience rating refunds	46.2	—	—	—	46.2
Benefits payable and provision for unreported claims	145.9	—	—	—	145.9
Policyholders' amounts on deposit	164.2	—	—	—	164.2

	8,914.9	—	—	—	8,914.9
Other liabilities	685.9	6.9	—	—	692.8
Deferred net realized gains	415.3	—	—	—	415.3
Subordinated debentures	310.1	58.6	(58.6)	(c)	310.1
Other debts	—	—	—	—	—
Participating policyholders' account	19.0	—	—	—	19.0
Equity
Share capital	462.1	38.5	(38.5)	(e)	462.1
Contributed surplus	11.5	3.8	(3.8)	(e)	11.5
Retained earnings	809.8	(4.8)	4.8	(e)	809.8
Currency translation account	(5.8)	—	—	—	(5.8)

	1,277.6	37.5	(37.5)	—	1,277.6
General Funds Liabilities and Equity	11,622.8	103.0	(96.1)	—	11,629.7

Segregated Funds Liabilities	7,027.0	—	—	—	7,027.0

INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC.

PRO FORMA CONSOLIDATED INCOME STATEMENT
Nine months ended September 30, 2005
(unaudited)
(millions of dollars)

	Industrial Alliance	Clarington Corporation	Adjustments	Note 3	Pro forma consolidated
Revenues
Premiums	2,391.4	—	—	—	2,391.4
Net investment income	491.5	—	—	—	491.5
Fees and other revenues	154.6	55.1	—	—	209.7

	3,037.5	55.1	—	—	3,092.6
Policy benefits and expenses
Change in provisions for future policy benefits	400.9	—	—	—	400.9
Payments to policyholders and beneficiaries	1,060.0	—	—	—	1,060.0
Net transfer to segregated funds	854.6	—	—	—	854.6
Dividends, experience rating refunds and interest on amounts on deposit	22.5	—	—	—	22.5
Commissions	317.8	30.3	—	—	348.1
Premium and other taxes	38.5	—	—	—	38.5
General expenses	206.9	28.3	—	—	235.2
Net financing expenses	12.7	1.5	—	—	14.2
Minority interest	—	—	—	—	—

	2,913.9	60.1	—	—	2,974.0
Income before income taxes	123.6	(5.0)	—	—	118.6
Income taxes	(36.4)	1.2	—	—	(35.2)

Net income	87.2	(3.8)	—	—	83.4

Net income attributable to participating policyholders	1.7	—	—	—	1.7
Net income attributable to shareholders	85.5	(3.8)	—	—	81.7
Earnings per share
basic (in dollars)	1.07				1.03
diluted (in dollars)	1.07				1.02

INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC.

PRO FORMA CONSOLIDATED INCOME STATEMENT
Year ended December 31, 2004
(unaudited)
(millions of dollars)

	Industrial Alliance	Clarington Corporation	Adjustments	Note 3	Pro forma consolidated
Revenues
Premiums	2,852.4	—	—	—	2,852.4
Net investment income	696.9	0.2	—	—	697.1
Fees and other revenues	147.5	56.8	—	—	204.3

	3,696.8	57.0	—	—	3,753.8
Policy benefits and expenses
Change in provisions for future policy benefits	517.4	—	—	—	517.4
Payments to policyholders and beneficiaries	1,277.9	—	—	—	1,277.9
Net transfer to segregated funds	929.7	—	—	—	929.7
Dividends, experience rating refunds and interest on amounts on deposit	44.9	—	—	—	44.9
Commissions	369.2	19.4	—	—	388.6
Premium and other taxes	46.8	—	—	—	46.8
General expenses	257.8	36.2	—	—	294.0
Net financing expenses	16.3	—	—	—	16.3
Minority interest	(0.1)	—	—	—	(0.1)

	3,459.9	55.6	—	—	3,515.5
Income before income taxes	236.9	1.4	—	—	238.3
Income taxes	(77.7)	(2.0)	—	—	(79.7)

Net income	159.2	(0.6)	—	—	158.6

Net income attributable to participating policyholders	4.1	—	—	—	4.1
Net income attributable to shareholders	155.1	(0.6)	—	—	154.5
Earnings per share
basic (in dollars)	1.96				1.95
diluted (in dollars)	1.95				1.94

INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)
(millions of dollars, except per share amounts)

1.     BASIS OF PRESENTATION

  The unaudited pro forma consolidated financial statements of Industrial Alliance Insurance and Financial Services Inc. ("Industrial Alliance") have been prepared in accordance with Canadian generally accepted accounting principles for illustrative purposes only to show the effect of the acquisition of Clarington Corporation ("Clarington") by Industrial Alliance. These unaudited pro forma consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Industrial Alliance as at and for the year ended December 31, 2004 and the restated unaudited interim consolidated financial statements of Industrial Alliance as at and for the nine months ended September 30, 2005, including the related notes thereto.

  The unaudited pro forma consolidated income statement for the nine months ended September 30, 2005 has been prepared from the restated unaudited consolidated income statement of Industrial Alliance for the nine months ended September 30, 2005 and from the unaudited consolidated income statement of Clarington for the nine months ended June 30, 2005, after giving pro forma effect to the acquisition of Clarington by Industrial Alliance as if it had occurred on January 1, 2004, based on the assumptions described in the notes below.

  The unaudited pro forma consolidated income statement for the year ended December 31, 2004 has been prepared from the audited consolidated income statement of Industrial Alliance for the year ended December 31, 2004, from the unaudited consolidated income statement of Clarington for the three month period ended December 31, 2004 and from the audited consolidated income statement of Clarington for the nine month period ended September 30, 2004, after giving pro forma effect to the acquisition of Clarington by Industrial Alliance as if it had occurred on January 1, 2004, based on the assumptions described in the notes below.

  The unaudited pro forma consolidated balance sheet as at September 30, 2005 has been prepared from the restated unaudited consolidated balance sheet of Industrial Alliance as at September 30, 2005 and from the unaudited consolidated balance sheet of Clarington as at June 30, 2005, after giving pro forma effect to the acquisition of Clarington by Industrial Alliance as though it had occurred on September 30, 2005, based on the assumptions described in the notes below.

  These unaudited pro forma consolidated financial statements are not intended to reflect the financial position and results of operations which would have actually resulted had the transaction and other adjustments been effected on the dates indicated, nor do they purport to project Industrial Alliance's results of operations for any future period. Some elements of the Clarington unaudited consolidated financial statements have been reclassified to conform to the presentation used by Industrial Alliance.

  The financial information relating to Clarington included in the unaudited pro forma Financial Statements was taken from publicly available documents on file with Canadian securities regulatory authorities and other public sources, as at the date of the Circular. As a result, the Financial Statements may differ from the results that would have been compiled and presented in the unaudited pro forma Circular if more recent information would have been publicly available.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited consolidated financial statements of Industrial Alliance for the year ended December 31, 2004 and the restated unaudited interim consolidated financial statements of Industrial Alliance for the nine months ended September 30, 2005.

  The basic and diluted earnings per share for the year ended December 31, 2004 have been recalculated to reflect the two-for-one stock split that took place on May 18, 2005 on Industrial Alliance's common stock.

  On January 1, 2005, Industrial Alliance adopted CICA Accounting Guideline (AcG) 15, on Consolidation of Variable Interest Entities (VIE). Industrial Alliance has determined that no VIE is required to be consolidated under the new guideline. Consequently, because Industrial Alliance is not the primary beneficiary of the Industrial Alliance Capital Trust, a VIE entity and a wholly owned open-end trust, who issued Industrial Alliance Trust Securities (IATS), the IATS are no longer consolidated, and the $150.0 million debentures issued by Industrial Alliance is reported as debentures instead of other debts, beginning January 1, 2005.

3.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

  The pro forma consolidated financial statements include the following pro forma assumptions and adjustments:

  (a)
  The acquisition is accounted for using the purchase method of accounting, whereby Clarington's assets and liabilities are revalued to their fair value and its shareholders' equity is eliminated. Industrial Alliance's assets and liabilities are not revalued. The pro forma adjustments reflect Industrial Alliance's acquisition of 100 per cent of Clarington's net assets at their fair values as at June 30, 2005 and the accounting for Clarington as a wholly-owned subsidiary.

    The determination of the purchase price, based on management's preliminary estimate, is as follows:

          Purchase price

Shares of Clarington already owned by Industrial Alliance	4.2
Consideration in Industrial Alliance common shares	51.0
Cash	152.8
Transaction costs	2.2

Total	210.2

    Industrial Alliance has offered to purchase all of the issued and outstanding common shares of Clarington, other than the 500,000 common shares of Clarington already owned by Industrial Alliance as at September 30, 2005, which include the exercise of all outstanding stock options, for $14.25 per share payable at the shareholder's option in cash, in Industrial Alliance shares or a combination thereof. The price per Clarington share is based on 14,798,240 fully diluted Clarington shares. The total number of common shares of Industrial Alliance reserved for issuance under the Offer is limited to that number of common share of Industrial Alliance that is equal to 25% of the aggregate value of the Clarington's shares being purchased pursuant to the Offer with the share exchange ratio based upon the volume weighted average closing price of the common shares of Industrial Alliance Shares on the Toronto Stock Exchange over the five (5) business days ending one business day prior to the Expiry Date. For the purpose of the pro forma adjustments, the average closing price is considered to be $29.00.

    The cash portion of the purchase price will be paid using invested assets of Industrial Alliance.

          Allocation of Purchase Price

	Book Value	Fair Value Adjustment	Purchase Price Allocation
Assets
Cash and cash equivalents	6.8	—	6.8
Short-term investments	1.8	—	1.8

	8.6	—	8.6
Management fees receivable	8.7	—	8.7
Amounts receivable and other receivables	0.8	—	0.8
Prepaid expenses and deposits	0.5	—	0.5
Income taxes recoverable	0.8	—	0.8
Capital assets	0.8	—	0.8
Deferred sales commissions	81.3	(30.0)	51.3
Deferred cost	0.6	—	0.6
Future income taxes	0.9	—	0.9

	94.4	(30.0)	64.4

Total assets	103.0	(30.0)	73.0

Liabilities
Current liabilities
Accounts payable and accrued liabilities	6.9	—	6.9
Subordinated debt obligation due within one year	10.9	—	10.9
Subordinated debt obligation	47.7	—	47.7

	58.6	—	58.6

Total liabilities	65.5	—	65.5

Net assets value			7.5
Value of intangible assets acquired, including goodwill			202.7

Purchase price			210.2

    The book value of Clarington, as shown above, reflects Clarington's stated book values as at June 30, 2005.

    This allocation is made upon preliminary estimates and certain assumptions with respect to the fair value associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ from the amounts disclosed above in the assumed pro forma purchase price allocation due to the change in fair values of the assets and liabilities between June 30, 2005 and the date of the transaction, and as further analysis is completed. The actual allocation of the purchase price may result in different adjustments being expensed in the consolidated income statement.

  (b)
  The increase in the intangibles assets / goodwill by $202.7 million to record the value of the indefinite-life intangible assets acquired as estimated in (a) above. As a result, the Clarington's equity was then eliminated

  (c)
  The decrease in the invested assets by $268.8 million to reflect:

  •
  The purchase price's cash considerationof $152.8 million;

  •
  The purchase, under Industrial Alliance's Normal Course Issuer Bids, of $51.0 million of its issued and outstanding common shares as described in (e) below;

  •
  The $4.2 million in shares of Clarington owned by Industrial Alliance before the Offer that are eliminated through the consolidation process;

  •
  The payment of the transaction costs estimated at $2.2 million; and

  •
  The repayment of the subordinated debt obligation for $58.6 million.

    The allocation of the $268.8 million between bonds ($64.6 million), stock ($4.2 million) and cash and cash equivalents ($200.0 million) is preliminary and will be determined at the date of acquisition.

    These adjustments do not take into consideration potential issuance of preferred or common shares by Industrial Alliance.

  (d)
  The decrease in the Deferred sales commission assets by $30.0 million, to adjust to its fair value as estimated in (a) above.

  (e)
  No changes in the Equity are explained by the fact that the increase in capital stock by $51.0 million to record assumed value of common shares of Industrial Alliance issued in respect of the assumed share component of the Offer is offset by the decrease in capital stock by $51.0 million to record assumed value of common shares of Industrial Alliance purchase under Industrial Alliance's Normal Course Issuer Bids, representing the same number of shares issued as consideration for the acquisition of Clarington.

    The adjustments do not take into consideration potential issuance of preferred or common shares by Industrial Alliance.

    The Clarington's equity was eliminated through the pro forma adjustments.

4.     ITEMS NOT ADJUSTED

  The pro forma income statements do not give effect to

  •
  operating efficiencies, cost savings and synergies, including potential cost savings at the corporate level, and

  •
  financing, restructuring or integration costs and reduction in net investment income of Industrial Alliance that are expected to result from the acquisition.

5.     PRO FORMA EARNINGS PER SHARE

  Earnings per share computation

  Basic pro forma earnings per share computation

	Nine months ended September 30, 2005	Year ended December 31, 2004
Numerator:
Pro forma net earnings	83.4	158.6
Pro forma earnings available to common shareholders	81.7	154.5

Denominator (millions of shares):
Industrial Alliance shares outstanding	79.6	79.2
Common shares issued to Clarington shareholders	1.8	1.8
Common shares purchased under Industrial Alliance's Normal Course Issuer Bids	(1.8)	(1.8)

Pro forma weighted-average common shares outstanding	79.6	79.2

Basic pro forma earnings per common share	1.03	1.95

Diluted pro forma earnings per share computation
Numerator:
Pro forma net earnings	83.4	158.6
Pro forma earnings available to common shareholders	81.7	154.5

Denominator (millions of shares):
Pro forma Industrial Alliance shares outstanding	79.6	79.2
Dilutive effect of Stock options for Industrial Alliance	0.5	0.3

Pro forma weighted-average common shares outstanding	80.1	79.5

Diluted pro forma earnings per share	1.02	1.94

  SUBSEQUENT EVENT

  In light of observations contained in the report tabled November 17, 2005 at the Ontario Superior Court of Justice by RSM Richter Inc. in its capacity as the court-appointed receiver of the Norshield Companies (Norshield), Industrial Alliance has decided to take an additional provision of $64.9 million ($43.4 million after tax) with respect to its investment in Norshield. This provision, added to that of $13 million that was announced on November 2, 2005, brings Industrial Alliance's total Norshield provision to $77.9 million, which corresponds to its total investment in Norshield.

  The subsequent event is included in the restated unaudited interim consolidated financial statements of Industrial Alliance as at and for the nine months ended September 30, 2005 and reflected in the pro forma financial statements.

The Depositary for the Offer is:
 COMPUTERSHARE INVESTOR SERVICES INC.

By Mail P.O. Box 7021 31 Adelaide Street East Toronto, Ontario, Canada M5C 3H2 Attention: Corporate Actions	By Registered Mail, by Hand or by Courier 100 University Avenue 9th Floor Toronto, Ontario, Canada M5J 2Y1 Attention: Corporate Actions

Montreal
650 de Maisonneuve Blvd. West
Suite 700
Montreal, Quebec, Canada
H3A 3S8

Toll Free: 1-866-982-4599 (North America)
E-Mail: corporateactions@computershare.com

The U.S. Forwarding Agent, Computershare Trust Company of New York
Wall Street Plaza
88 Pine Street, 19th Floor
New York, New York, USA 10005

The Dealer Managers for Offer are:

In Canada Scotia Capital Inc. Scotia Plaza, 66th Floor 40 King Street West Box 4085, Station "A" Toronto, Ontario M5X 2X6 Canada Telephone: (416) 945-4463	In the United States Scotia Capital (USA) Inc. One Liberty Plaza 165 Broadway, 26th Floor New York, New York 10006 U.S.A. Telephone: (212) 225-6604

        Any questions and requests for assistance may be directed by holders of Clarington Shares to the Depositary, the U.S. Forwarding Agent or the Dealer Managers at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

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NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO HOLDERS OF OPTIONS
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES
TABLE OF CONTENTS
SUMMARY
SELECTED INDUSTRIAL ALLIANCE HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
GLOSSARY
OFFER TO PURCHASE
CIRCULAR
Trading of Industrial Alliance Shares
Trading of Clarington Shares
CONSENT OF CASSELS BROCK & BLACKWELL LLP
CONSENT OF APPOINTED ACTUARIES
AUDITORS' CONSENT
CERTIFICATE
INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC. PRO FORMA CONSOLIDATED INCOME STATEMENT Nine months ended September 30, 2005 (unaudited) (millions of dollars)
INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC. PRO FORMA CONSOLIDATED INCOME STATEMENT Year ended December 31, 2004 (unaudited) (millions of dollars)